      As filed with the Securities and Exchange Commission on June 15, 2001
================================================================================

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ------------------

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               ------------------

                                 TIMELINE, INC.
                  Name of Small Business Issuer in Its Charter


      STATE OF WASHINGTON                     7372                          95-1590734
    State or Jurisdiction of       Primary Standard Industrial    I.R.S. Employer Identification
 Incorporation or Organization     Classification Code Number                 Number

3055 - 112TH AVENUE N.E., SUITE 106            CHARLES R. OSENBAUGH, CHIEF EXECUTIVE OFFICER
    BELLEVUE, WASHINGTON 98004                                TIMELINE, INC.
          (425) 822-3140                            3055 - 112TH AVENUE N.E., SUITE 106
  Address and Telephone Number of                       BELLEVUE, WASHINGTON 98004
    Principal Executive Offices                          (425) 822-3140
                                                   Name, Address and Telephone Number of
                                             Principal Place of Business and Agent for Service

          Copies of all communications to the foregoing to be sent to:
                               TIMOTHY M. WOODLAND
                          CAIRNCROSS & HEMPELMANN, P.S.
                          524 SECOND AVENUE, SUITE 500
                            SEATTLE, WASHINGTON 98104
                                 (206) 587-0700

                Approximate date of proposed sale to the public:
   AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, other than securities offered only in connection with dividend or interest
reinvestment plans, check the following box:....................................     [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the
Securities Act registration statement number of the earlier effective
registration statement for the same offering:...................................     [ ]


If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering: .........................................................     [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering ..........................................................     [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check
the following box:..............................................................     [ ]

                              CALCULATION OF REGISTRATION FEE
===================================================================================================
                                            Proposed Maximum   Proposed Maximum
 Title of Securities to    Amount to be      Offering Price        Aggregate         Amount of
     be Registered         Registered(1)       Per unit(2)     Offering Price(2) Registration Fee
---------------------------------------------------------------------------------------------------
 COMMON STOCK, $.01 PAR   225,000 SHARES         $0.775           $174,375.00         $43.59
    VALUE PER SHARE
===================================================================================================

(1) This registration statement shall also cover any additional shares of common stock which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of common stock.

(2) Estimated solely for the purpose of calculating the registration fee, based on the average of the bid and ask prices of the common stock on the OTC Bulletin Board on June 11, 2001, pursuant to Rule 457(c).

THE COMPANY HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE COMPANY SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL HEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

                                 TIMELINE, INC.
                              CROSS REFERENCE SHEET
            SHOWING LOCATION IN PROSPECTUS OF INFORMATION REQUIRED BY
                          ITEMS IN PART I OF FORM SB-2

                Item in Form SB-2                        Location or Caption in Prospectus
                -----------------                        ---------------------------------
 1. Front of Registration Statement and
    Outside Front Cover of Prospectus......... Front of Registration Statement; Outside Front Cover
                                               of Prospectus

 2. Inside Front and Outside Back Cover Pages
    of Prospectus............................. Inside Front Cover and Outside Back Cover Pages of Prospectus

 3. Summary Information and Risk Factors...... Prospectus Summary; Risk Factors

 4. Use of Proceeds........................... Use of Proceeds

 5. Determination of Offering Price........... Not Applicable

 6. Dilution.................................. Not Applicable

 7. Selling Security Holders.................. Selling Shareholder

 8. Plan of Distribution...................... Plan of Distribution

 9. Legal Proceedings......................... Business

10. Directors, Executive Officers, Promoters
    and Control Persons....................... Management; Principal Shareholders

11. Security Ownership of Certain Beneficial
    Owners and Management..................... Management; Principal Shareholders

12. Description of Securities................. Description of Securities

13. Interest of Named Experts and Counsel..... Legal Matters; Experts

14. Disclosure of Commission Position on
    Indemnification for Securities Act
    Liabilities............................... Description of Securities

15. Organization Within Last Five Years....... Not Applicable

16. Description of Business................... Prospectus Summary; Risk Factors; Management's
                                               Discussion and Analysis; Business

17. Management's Discussion and Analysis of
    Plan of Operation......................... Management's Discussion and Analysis

18. Description of Property................... Business

19. Certain Relationships and Related
    Transactions.............................. Certain Relationships and Related Transactions

20. Market for Common Equity and Related
    Stockholder Matters....................... Market for Common Equity and Related
                                               Stockholder Matters

21. Executive Compensation.................... Executive Compensation

22. Financial Statements...................... Financial Statements

23. Changes In and Disagreements With
    Accountants and Financial Disclosure...... Not Applicable


Information contained here is subject to completion or amendment.

                              SUBJECT TO COMPLETION
                   PRELIMINARY PROSPECTUS DATED JUNE ___, 2001


PRELIMINARY PROSPECTUS


                                 225,000 SHARES

                                 TIMELINE, INC.

                                  COMMON STOCK

        This prospectus relates to 225,000 shares of our common stock that are being offered for sale by a shareholder of the Company. The share ownership of the selling shareholder is described in greater detail below in the section entitled "Selling Shareholder." The shares are being registered to permit the selling shareholder to sell the shares from time to time in the public market. We cannot assure you that the selling shareholder will sell all or any portion of the common stock offered hereby.

        The selling shareholder may from time to time sell the shares on the OTC Bulletin Board or on any other national securities exchange or automated quotation system on which the common stock may be listed or traded, in negotiated transactions or through any other means described in the section entitled "Plan of Distribution" beginning on page 30, at prices then prevailing or related to the then current market price or at negotiated prices. The shares may be sold directly by or through brokers or dealers. We cannot assure you that the selling stockholder will sell all or any portion of the shares offered in this prospectus.

        The Company will receive no part of the proceeds of any sales of shares made hereunder. All expenses of registration incurred in connection with this offering are being borne by the Company, but all selling and other expenses incurred by the selling shareholder will be borne by the selling shareholder.

        The selling shareholder and any broker-dealers participating in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions or discounts given to any such broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act.

        Our common stock is traded on the OTC Bulletin Board under the symbol "TMLN." On May 15, 2001, the last sale price of the common stock as reported on the OTC Bulletin Board was $0.80 per share.

                               -------------------

        SEE "RISK FACTORS" ON PAGE 5 FOR CERTAIN INFORMATION THAT SHOULD
                     BE CONSIDERED BY PROSPECTIVE INVESTORS

                               -------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
           ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               -------------------



              The date of this prospectus is _______________, 2001

                              AVAILABLE INFORMATION

        We have filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form SB-2 under the Securities Act with respect to the shares of common stock offered hereby (together with the exhibits and schedules thereto, the "Registration Statement"). This prospectus, filed as a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the shares of Common stock offered hereby, reference is made to the Registration Statement. Statements made in this prospectus as to the contents of any contract or document are not necessarily complete and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement and each such statement is qualified in its entirety by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected without charge at the principal office of the Commission at Room 1024, Judiciary Plaza Building, 450 Fifth Street, N.W., Washington D.C. 20549, and the regional offices of the Commission at Seven World Trade Center, Suite 1300, New York, New York 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may be obtained at prescribed rates from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza Building, 450 Fifth Street, N.W. Washington D.C. 20549. The Commission maintains a Web site that contains registration statements, reports, proxy statements and other information regarding registrants (including the Company) that file electronically with the Commission. The address of the Commission's Web site is www.sec.gov.

        We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and so long as we remain subject to the informational reporting requirements of the Exchange Act, the Company will provide its shareholders with annual reports containing audited financial statements.


                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements discuss our business, prospects, current plans, intentions, beliefs and expectations and statements of future economic performance. Statements containing terms such as "believes," "does not believe," "plans," "expects," "intends," "estimates," "anticipates" and other phrases of similar meaning are considered to contain uncertainty and are forward-looking statements. To assist readers in identifying forward-looking statements, we have attempted to mark sentences containing such statements with a single asterisk (*) and paragraphs containing only forward-looking statements with double asterisks (**). However, we cannot assure you that all forward-looking statements have been identified.

        Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from what is currently anticipated. We make cautionary statements in the "Business" and "Risk Factors" sections of this prospectus and in other parts of this prospectus. You should read these cautionary statements as being applicable to all related forward-looking statements wherever they appear in this prospectus, in the materials referred to in this prospectus, in the materials incorporated by reference into this prospectus, or in our press releases.

        No forward-looking statement is a guarantee of future performance, and you should not place undue reliance on any forward-looking statement. We are not obligated to revise any forward-looking statements in order to reflect events or circumstances that may happen in the future. Please carefully review and consider the various disclosures we are making in this report and in our other reports to be filed with the Securities and Exchange Commission that attempt to advise you of the risks and factors that may affect our business.


                               PROSPECTUS SUMMARY

        We develop, market and support company-wide financial reporting, budgeting and management software, and event-based notification, application integration, and process automation systems. Our software products enable customers to automatically access, distribute and share business and accounting information in a secure environment and with full accounting controls. Our marketing and development strategy is focused on products that report financial data in meaningful and flexible formats, and on systems for notification of critical information, integration of applications and transaction automation. In conjunction with certain distributors of our products, we are expanding the scope of data that may be reported upon to include sales and customer data originating in the respective Sales and Customer Resource Planning transaction systems.

        We believe that our proprietary Timeline(R) Analyst and Timeline(R) Server technology allows customers to avoid time-consuming, error-prone and expensive data entry.* These products allow customers to avoid data entry by facilitating an efficient exchange of information between the desktop computer and the underlying hardware platform and accounting and other transaction systems. Timeline Analyst and Timeline Server also work with both new and old accounting systems. Many customers are changing their accounting systems from larger mainframe- and minicomputer-based systems to newer "client/server" systems that store information on a server that in turn makes the information available to a desktop computer (the "client"). Our products facilitate an efficient exchange of information between the client and server.

        In addition, our WorkWise(R) Business Alerts(R) and Data Agent Server(TM) technology provides process automation, application integration and event-based notification systems that extend the value of our customers' existing software by helping to ensure that critical information is shared with the right people and the right applications. Further, these products eliminate much of the manual hand-off between systems such as human resources, financial, and sales force automation, while enabling automated information exchange.

        Our Timeline Analyst and Timeline Server product lines are designed to gather data from multiple operating systems and hardware platforms, old and new, for translation into a Microsoft client/server environment. These products enable our customers to:

        -  perform financial reporting and management functions;

        -  connect to multiple types of operating systems;

        -  efficiently distribute data to desktop computers;

        -  perform consolidations and allocations; and

        -  perform budgeting functions.

        In addition, our WorkWise Data Agent Server and Business Alerts provide a method of exchanging information across a patchwork of software applications, legacy systems and custom-built programs that handle day-to-day business transactions. These products enable customers to:

        -  monitor date and time-sensitive events;

        -  check status of data;

        - notify appropriate personnel, customers or business partners of significant events; and

        -  integrate software programs.

        We have been granted four patents by the U.S. Patent and Trademark Office on our technology and have a total of 81 issued claims. We believe additional International patents will be granted during fiscal 2002 on the subject matter contained in the granted U.S. patents.* Additionally, we have pending patents in the U.S. on both the data mart and alerting technologies embodied in its various products.

        A shareholder of the Company is offering a total of 225,000 shares of common stock in connection with this prospectus. These shares were issued to Oralis.com, Inc. in December 2000, in connection with the acquisition of all of the outstanding shares of stock in WorkWise Software, Inc. Upon completion of the transaction, WorkWise became a wholly-owned subsidiary of Timeline.

                                  RISK FACTORS

        In addition to other information in this prospectus or incorporated in this prospectus by reference, you should consider carefully the following factors in evaluating Timeline and our business:

        OUR ABILITY TO OPERATE PROFITABLY IS UNCERTAIN.

        Our historical operations have not been consistently profitable. We had an accumulated deficit of $7,337,000 as of March 31, 2001 and a net loss of $1,886,000 for the fiscal year then-ended. Our license revenues have fluctuated substantially from quarter to quarter in the past and are likely to continue to fluctuate substantially in the future. To become consistently profitable, we must:

        - increase the licensing and maintenance revenues of our existing products;

        -  increase the licensing of patented technology to third parties;

        -  develop new products; and

        -  control our expenses.

We cannot assure you that we will meet these objectives or achieve profitability or even if we do achieve profitability, that we will be able to sustain profitability. We expect to incur losses in the near future. We have incurred significant operating expenses in the past and expect to do so again in the future and, as a result, will need to significantly increase revenues in order to achieve profitability. We can give no assurances that sufficient license or other revenues will be generated or that sufficient financing will be obtained to enable us to obtain or sustain profitability.* This could have a detrimental effect on the market price of our stock.

        WE HAVE LIMITED WORKING CAPITAL AND MAY NEED TO RAISE ADDITIONAL CAPITAL IN THE FUTURE.

        At March 31, 2001, we had cash, cash equivalents, and marketable securities totaling approximately $1,098,000, and our net working capital (excluding deferred revenue) was approximately $1,102,000. Although we believe that our current cash, cash equivalents, marketable securities, and any net cash provided by operations will be sufficient to meet anticipated cash needs for working capital and capital expenditures through fiscal 2002, because our revenue is unpredictable, a revenue shortfall could deplete our limited financial resources and require us to reduce operations substantially or to raise additional funds through equity or debt financings. Included in our current assets are certain marketable securities and 600,000 shares of Sagent Technology, Inc. common stock, which were issued to us in December 2000 in partial settlement of our lawsuit against Sagent. We will not be able to sell those shares until the registration statement filed by Sagent with the Securities and Exchange Commission is effective. As of May 15, 2001, the market value of our marketable securities has decreased to approximately $804,000.

        In the event that we are unable to sell any or all of our marketable securities or the Sagent shares at the times or in the amounts we desire, or in the event that the market prices for any of those securities decreases, this will have a material adverse effect on our working capital and our capital needs. In such event we would need to achieve substantially greater revenue from operations or significantly reduce costs to meet our budget for fiscal 2002.

        Our capital needs in the future will depend upon factors such as:

        - market acceptance of our products and any other new products we develop;

        - the success of our third-party software licensing and distribution arrangements;

        -  our ability to license our patents;

        - the liquidity and market prices for the marketable securities held by us; and

        - our ability to develop and maintain sustained maintenance and support revenue.

None of these factors can be predicted with certainty.

        We may need substantial additional debt or equity financing in the future for which we have no commitments or arrangement. We cannot assure you that any additional financing, if required, will be available or, even if it is available that it will be on terms acceptable to us. If we raise additional funds by selling stock, the percentage ownership of our then current shareholders will be reduced.* Our inability to obtain required financing could have a material adverse effect on our results of operations and could cause us to significantly reduce or suspend our operations (which may include reducing our operating expenses, downsizing our staff and closing offices), seek a merger partner, sell certain of our assets, sell additional securities on terms which are highly dilutive to existing investors, or obtain funds through arrangements that are unfavorable to us. Any or all of these actions could have a material adverse effect on our business, financial condition and our ability to reduce losses or generate profits.

        OUR PROFITABILITY DEPENDS ON THE SUCCESS OF OUR PRODUCTS.

        Our future profitability will depend upon the successful development, marketing and licensing of our existing product line and other new products.* We cannot give you any assurances that:

        -  our products will achieve or sustain revenue growth;

        - enhancements to our products and other applications can be successfully developed;

        -  demand for our products will continue to grow or be sustained; or

        -  our products will successfully compete with the products of others.

        To the extent demand for our products does not develop due to competition, poor product performance, negative assessments by our customers of our financial resources and expertise, technological change or other factors, our operations may be materially and adversely affected.

        WE RELY EXTENSIVELY ON LICENSING AND DISTRIBUTION RELATIONSHIPS, AND DIRECT SALES TO A LESSER DEGREE.

        We rely on agreements with third-party licensees and distributors for sales and licensing of our products. Our agreements with licensees and distributors are generally not exclusive, may be terminated by either party without cause, and generally do not impose minimum licensing or purchase requirements. The effectiveness of third-party licensing and distribution agreements depends in part on:

        - market acceptance and distribution channels of our third-party licensees' and distributors' products and services;

        -  our ability to integrate our products with those of the third party;
           and

        - the continued viability and financial stability of such third parties, which, in turn, depends on the overall economic health of the software industry.

        We cannot assure you that these licensees and distributors will perform their contractual obligations as expected or that we will derive any additional revenue from these licensing and distribution arrangements. Also, we can give no assurances that we will successfully develop new relationships or maintain existing relationships with third-party licensees and distributors. Finally we cannot assure you that such licensees and distributors will be able to market our products effectively, or that any existing licensee or distributor will continue to represent our products. A failure of any of these events to occur could materially adversely affect our results of operations.

        In addition, our subsidiary Analyst Financials relies in part on its direct sales force for some of its sales and licensing efforts, especially in the greater London area. We expect to continue this direct sales effort through Analyst Financials.* Over the last several years, we have moved away from the direct sales model in the U.S. and have relied more on licensing through our third-party distribution channels. There are no assurances that we will be able to profitably or successfully maintain the direct sales model through Analyst Financials.

        Finally, during the last two fiscal years we have relied on substantial fees generated by licensing of our various patents. These revenues tend to be sporadic and do not provide for ongoing revenue subsequent to the initial licensing fees. We can give no assurance that additional fees will be generated in the future.

        OUR OPERATING RESULTS MAY VARY SIGNIFICANTLY.

        Our results of operations have historically varied substantially from period to period (quarterly or otherwise), and we expect they will continue to do so.* Fluctuations in our operating results have resulted, and may result in the future, from many factors, including the following:

        - varying size, timing and contractual terms of product licensing agreements and customer orders for our products;

        - customers' decisions to defer orders or implementations, particularly large orders or implementations, from one quarter to the next;

        - the success of our distribution and licensing partners to market and sell our products;

        - lengthy negotiation and integration cycles associated with establishing new distributorships;

        - the timing of the introduction and customer acceptance of new products or product enhancements by us or our competitors;

        - our ability to timely complete our service obligations related to product sales;

        -  changes in pricing policies by us or our competitors;

        - the size, timing and contractual terms of any patent licensing agreements;

        - changes in the mix of revenue attributable to higher-margin product license revenue as opposed to substantially lower-margin service revenue;

        - changes in demand for our business and accounting software and applications generally;

        -  software defects and other product quality problems;

        - our ability to integrate acquisitions, including Analyst Financials and WorkWise operations;

        - our ability to hire, train and retain sufficient consulting, training and sales staff; and

        -  changes in general economic conditions.

        Over the past several years, we have made great efforts to reduce our operating and other expenses. We cannot assure you that these expense reductions will have the desired result of enabling us to achieve profitability or that they will not have adverse effects on us. In addition, we are currently more reliant on licensing and distribution arrangements and less on direct sales, and accordingly we expect that timing of revenues will fluctuate from quarter to quarter.* If we increase our direct sales and marketing efforts or undertake research and development not funded by third parties, our operating expenses would increase and may have an adverse impact on our results of operations. Any of these fluctuations may cause significant variations in periodic results of operations. We do not take any actions specifically designed to limit fluctuations in our periodic results of operations. Because a significant portion of our expenses, particularly personnel costs and rent, are relatively fixed in advance of any particular quarter, shortfalls in revenue caused by a fluctuation of licensing, maintenance and consulting revenue may cause significant variation in operating results in any particular quarter.

        WE MAY NOT BE SUCCESSFUL IN INTEGRATING OUR BUSINESS OPERATIONS WITH ANALYST FINANCIALS AND WORKWISE, AND WE MAY FACE ADDITIONAL RISKS FOLLOWING THOSE ACQUISITIONS.

        Effective June 30, 2000, we acquired Analyst Financials Limited, the European distributor for our products, and effective December 4, 2000, we acquired WorkWise Software, Inc., a software manufacturing and services company that provides a suite of software products that streamline key business activities for greater work-place efficiency. Integrating our operations with those of Analyst Financials and WorkWise may be difficult and time consuming. Although we believe that we have been able to efficiently and smoothly integrate operations to date, the continued integration of our combined operations may distract management from the day-to-day business of the combined company, and we may fail to manage this integration effectively or to achieve any of the anticipated benefits that the companies hope will result from the acquisition. A failure to effectively integrate Analyst Financials or WorkWise could materially and adversely affect our business.

        The acquisition of each of Analyst Financials and WorkWise is subject to the risks commonly encountered in such transactions, including, among others:

        - difficulties associated with assimilating the personnel and operations of the acquired business;

        - the risk that we will not achieve expected financial results or strategic goals for the acquired business;

        -  the potential disruption of its ongoing business;

        -  the diversion of significant management and other resources; and

        - the need to impose and maintain uniform standards, controls, procedures and policies.

        The acquisition of Analyst Financials is also subject to risks related to international operations, including, among others:

        -  unexpected changes in regulatory requirements;

        -  difficulties in staffing and managing foreign operations;

        - differing employment laws and practices, and cultural barriers in foreign countries;

        - longer payment cycles and seasonal reductions in business activity during the summer months in Europe and some other parts of the world;

        -  currency exchange fluctuations; and

        -  potentially adverse tax consequences.

        The acquisition of WorkWise is also subject to risks, including:

        - the possibility that we will be unable to cross-sell Timeline and WorkWise products as intended; and

        - the difficulty of incorporating WorkWise technology into Timeline's existing and future products.

        Any of these factors could adversely affect the success of our operations, our financial condition and results of operations.

        A SLOWING ECONOMY AND REDUCTIONS IN INFORMATION TECHNOLOGY SPENDING MAY NEGATIVELY AFFECT OUR REVENUES.

        Our revenues may be negatively affected by the increasingly uncertain economic conditions both in the market generally and in our industry. If the economy continues to slow, some companies may reduce their budgets for spending on information technology and business software. As a consequence, our sales cycle may become longer with some customers, and other prospective customers may postpone, reduce, or even forego the purchase of our products and services, which could negatively affect our revenues.

        WE ARE SUBJECT TO PENDING LEGAL PROCEEDINGS.

        From time to time we have been, and expect to continue to be, subject to legal proceedings and claims in the ordinary course of our business. Such legal proceedings could expose us to liability and require the expenditure of significant financial and managerial resources, which could harm our business.**

        In July 1999, Microsoft Corporation filed a complaint against us in the Superior Court of Washington for King County alleging that we violated our June 1999 patent license agreement. In December 2000, the Court issued a Memorandum Decision, and a Final Judgment was issued in January 2001, holding the language of the agreement would support Microsoft's right to sublicense to its customers the right to use Microsoft's SQL Server by adding code or software products to it so long as the added code or software does not itself independently infringe our patents. We have appealed this Judgment to the Washington Court of Appeals. No hearing date has been established and we believe that a decision will not be rendered until late in fiscal 2002.*

        In July 2000, we filed a lawsuit against Oracle Corporation seeking monetary damages and injunctive relief. Our claims are based on Oracle's alleged development of products that use technology similar to our patented database technology. On June 12, 2001, we settled this lawsuit. As part of this settlement, we licensed certain patented technology to Oracle in exchange for cash and certain other consideration.

        WE MAY NOT BE ABLE TO ENFORCE OUR INTELLECTUAL PROPERTY RIGHTS, AND OTHERS MAY CLAIM THAT WE ARE INFRINGING THEIR INTELLECTUAL PROPERTY RIGHTS.

        We rely on a combination of patents, copyright, trademark and trade secrecy laws, confidentiality procedures and contractual provisions to protect our intellectual property rights. We attempt to protect our software, documentation and other written materials under patent, trade secret and copyright laws, which afford only limited protection. We have received four U.S. patents and have filed for patent protection in certain foreign countries. Despite our efforts to protect our intellectual property rights:

        - laws and contractual restrictions may not be sufficient to prevent misappropriation of our technology or deter others from developing similar technologies;

        - current federal laws that prohibit unauthorized copying and distribution of software provide only limited protection from software "pirates", and effective patent, trademark, copyright and trade secret protection may be unavailable or limited in foreign countries;

        - other companies may claim common law trademark rights based upon state or foreign laws that precede the federal registration of our trademarks; and

        - policing unauthorized use of our products and trademarks is difficult, expensive and time-consuming, and we may be unable to determine the extent of this unauthorized use.

        Spending additional resources on research and development could adversely affect our financial condition and results of operation. We intend to protect our patent rights against infringement through negotiation and litigation, if necessary.* As described above, we are currently involved in a lawsuit filed against us by Microsoft Corporation for breach of contract. Such litigation is costly and we cannot assure you that we will be successful.

        We cannot assure you that our intellectual property protections will be adequate or that third parties will not independently develop substantially similar products, services and technology. Although we believe our products, services and technology do not infringe on any proprietary rights of others, as the number of software products available in the market increases and the functions of these products further overlap, we may become increasingly subject to infringement claims. These claims, with or without merit, could result in costly litigation or might require us to enter into royalty or licensing agreements, which may not be available on terms acceptable to us.

        WE RELY ON LICENSE REVENUE FROM A LIMITED LINE OF PRODUCTS.

        Product-license revenues and related services from our Timeline Analyst and Timeline Server products accounted for a significant portion of our total revenues during fiscal 2001 (exclusive of one-time patent license revenues). We expect revenues from our Timeline Analyst, Timeline Server, Business Alerts and Data Agent Server, Budgeting and Consolidation products to account for substantially all of our long-term future revenues.* As a result, factors adversely affecting the demand for these products, such as competition, pricing or technological change, could materially adversely affect our business, financial condition and operating results. Our future financial performance will substantially depend on our ability to sell current versions, and our ability to develop and sell enhanced versions, of our products.

        WE RELY ON MICROSOFT PRODUCTS.

        We have developed all of our products to function in the Microsoft Windows and/or Windows NT environments. We anticipate that our future products will also be designed for use in connection with Microsoft software products.* In light of this product strategy, sales of our new products would be materially and adversely affected by market developments adverse to Microsoft Windows, Windows NT, Windows 2000, Windows ME or other future Microsoft software products. Our success in developing products for use with Microsoft software products depends on our ability to gain timely access to, and to develop expertise in, current and future Microsoft software products. We cannot assure you that we will be able to develop expertise in, and continue to develop products for, Microsoft software products. Moreover, the abandonment by Microsoft of, or any adverse change to, its current operating system product line, strategy or business operations would materially and adversely affect our business. We cannot predict the impact, if any, that the current anti-trust lawsuit against Microsoft will have on our business or products.

        OUR ABILITY TO MANAGE GROWTH SUCCESSFULLY IS UNCERTAIN.

        Our acquisitions of Analyst Financials and WorkWise placed and will continue to place significant demands on our management and other resources. In addition, during the latter half of fiscal 2001, we hired personnel in our consulting services and sales and marketing groups. Consequently, we continue to incur a relatively high level of short-term fixed expenses. If planned revenue growth does not materialize, our business, financial condition and results of operation will be materially harmed. To manage growth effectively, we must continue to improve our operational, financial and other management processes and systems. Our success also depends largely on management's ability to maintain high levels of employee utilization, project and instructional quality and competitive pricing for our services. We cannot assure you that we will be successful in managing our growth.

        IF WE DO NOT KEEP PACE WITH TECHNOLOGICAL CHANGE OUR PRODUCTS MAY BE RENDERED OBSOLETE AND OUR BUSINESS MAY FAIL.

        Our industry is subject to rapid technological change. To remain competitive, we must develop new software products while enhancing and improving our existing software programs. The development of software products is characterized by rapid technological change, changes in user and customer requirements and preferences, frequent new product and service introductions embodying new technologies and the emergence of new industry standards and practices that could render our existing proprietary technology and systems obsolete. Our success will depend on our ability to maintain compatibility with existing and future Microsoft Windows, Windows NT, Windows 2000 and other operating environments, database systems and development tools.* There will be a material adverse effect on our results of operations if we fail to anticipate or respond promptly and adequately to changes in technology and customer preferences, or if there are any significant delays in our product development or introductions.* We cannot assure you that we will be successful in developing new products or enhancing our existing products on a timely basis, or that such new products or product enhancements will achieve market acceptance.

        WE MAY BE SUBJECT TO LIABILITIES ASSOCIATED WITH OUR SOFTWARE PRODUCTS.

        Software products frequently contain errors or defects, especially when first introduced or when new versions or enhancements are released. Although we intend to subject our existing and future software products and new versions and enhancements to vigorous testing prior to their release, our products may contain errors or defects.* These errors or defects may result in unexpected re-programming costs, shipping costs and other expenses. Although our license agreements with our customers contain provisions designed to limit our exposure to potential product liability claims, any errors or defects could also result in liability claims against us by the consumers of our products. Also, Microsoft, our competitors, or we may announce new products, capabilities or technologies which have the potential to replace or shorten life cycles of our existing products and which may cause customers to defer purchasing our existing products. Delays or difficulties associated with new product introductions or product enhancements could have a material adverse effect on our results of operations. Any of the foregoing events could have a negative impact on our business or financial condition.

        WE FACE INTENSE COMPETITION IN OUR BUSINESSES.

        The business information software market is highly competitive. We believe that our primary competition for our Timeline Analyst and Timeline Server products is software vendors such as Hyperion Solutions, Inc., Comshare, Inc., FRx Software Corporation, Cognos Corporation, and various budgeting vendors such as Adaytum, Inc., Microsoft, and Pillar by Hyperion.* For our WorkWise Business Alerts and Data Agent Server software, we compete with companies such as Categoric Software Corporation, Intelliware Systems Ltd., and Metagon Technologies. Many of our competitors in the consulting arena have substantially greater financial, management, marketing and technical resources than we do. Because there are minimal barriers to entry into the software market, we believe that competition will continue to proliferate.* The market for our products is characterized by significant price competition, and we expect that our products will face increasing pricing pressures.*

        Many of our current and potential competitors have well-established relationships with our potential customers, have extensive knowledge of the markets serviced by our customers, and more extensive development, sales and marketing resources. As a result, our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion and sale of their products than we are able to. Such competition could seriously harm our ability to sell products on favorable terms. We cannot assure you that we will be able to compete successfully against current and future competition, and the failure to do so would negatively impact our business and financial condition.

        OUR SUCCESS DEPENDS ON OUR ABILITY TO RECRUIT AND RETAIN QUALIFIED INFORMATION TECHNOLOGY PROFESSIONALS AND SALES AND MARKETING PERSONNEL.

        Our future success depends in large part on our ability to attract, develop and retain highly skilled information technology professionals, particularly project managers, consultants, software engineers and programmers. Highly skilled information technology professionals are in high demand and are likely to remain a limited resource for the foreseeable future. In addition, one of the keys to the success of our acquisitions and integration of Analyst Financials and WorkWise will be our ability to continue to retain and integrate those companies' executives and employees, and attract additional skilled employees. If we are unable to keep our current technical employees, we may be unable to adequately service current projects or bid for new projects. If we are unable to recruit additional technical employees, we may not be able to expand or grow our business. We compete for the services of information technology professionals with other consulting firms, software vendors and consumers of information technology services, many of which have greater financial resources than we have. We may not be successful in hiring and retaining a sufficient number of information technology professionals to staff our consulting projects. To attract qualified technical employees, we may need to substantially increase the compensation, bonuses, stock options or other benefits we offer to employees. These additional costs may negatively affect our business and operating results.

        WE RELY ON A CONTINUOUS AND COST-EFFECTIVE POWER SUPPLY TO CONDUCT OUR OPERATIONS, AND THE WEST COAST'S CURRENT ENERGY CRISIS COULD INCREASE OUR EXPENSES AND DISRUPT OUR OPERATIONS.

        The west coast of the United States is currently in the midst of an energy crisis that could increase our expenses and potentially disrupt our operations. Although the focus of the energy crisis has been on California, there have been effects up and down the west coast. In particular, the power shortages in California combined with lower than normal rainfall in Washington have resulted in increased energy costs in Washington, which may further increase during fiscal 2002. These increases in energy costs directly impact our operating expenses, and further increases may harm our results of operations. Finally, although Washington has not experienced power shortages and rolling blackouts as in California, recent newspaper reports have expressed concern that Washington may experience similar acute power shortages in the future. We currently do not have backup generators or alternate sources of power in the event of a blackout. Any such interruption in our ability to continue operations could damage our business and could result in lost revenue, which could substantially harm our business and results of operations.

        THE FUTURE SUCCESS OF OUR BUSINESS IS HEAVILY DEPENDENT ON THE CONTINUED SERVICES OF CERTAIN KEY EMPLOYEES.

        Our future success depends to a significant extent on the skills, experience and efforts of our senior management. In particular, we depend on Charles Osenbaugh, our Chief Executive Officer and Chief Financial Officer, Michael G. Evans, our Vice President of World-Wide Sales, and Craig R. Perkins, our Vice President of Product and Technology. None of these executive officers is subject to an employment agreement and we have not obtained key person life insurance or disability insurance policies on any of them. If any of these officers ends his employment with us, or becomes incapacitated and unable to perform his duties, then our business and financial condition could be seriously harmed.

        We also depend on the services of qualified and experienced information technology professionals, creative personnel, and sales and marketing personnel. We typically do not enter into employment agreements with these individuals, however we do have noncompetition agreements with them. Any of these employees could leave their employment with us at any time. Our business and financial condition could be negatively impacted if any of these events occur.

        WE MAY HAVE TO TAKE ACTIONS THAT ARE DISRUPTIVE TO OUR BUSINESS STRATEGY TO AVOID REGISTRATION UNDER THE INVESTMENT COMPANY ACT OF 1940.

        The Investment Company Act of 1940, as amended, requires the registration of, and establishes regulatory requirements for, companies that are either (a) engaged primarily in the business of investing, reinvesting, owning, holding or trading in securities or (b) own "investment securities" with a value exceeding 40% of the value of its total assets (excluding government securities and cash items) on an unconsolidated basis, unless an exemption or safe harbor applies. Securities issued by companies other than majority-owned or controlled companies are generally counted as investment securities for purposes of the Investment Company Act.

        We believe that we currently do not fall within the scope of the Investment Company Act. We are engaged primarily in the development and support of financial reporting, budgeting and management software, event-based notifications and process automation systems, and not engaged primarily in the business of investing, reinvesting, owning, holding or trading in securities. In addition, currently, the marketable securities we hold for investment do not exceed 40% of the value of our total assets. However, because our total asset base (excluding marketable securities) and net income from operations have decreased over the past year and may continue to do so, there is no certainty that we will not in the future be determined to be engaged primarily in the business of investment in securities pursuant to the Investment Company Act. If we are deemed an investment company, we would become subject to the requirements of the Investment Company Act and as a consequence, we would be subject to significant restrictions on our business as well as civil and criminal penalties for noncompliance, all of which could materially and adversely affect our business and results of operations. We have acquired marketable securities through licensing arrangements and in settlement of litigation. If we continue to receive such securities through these and other activities, there is risk that these marketable securities could comprise a significant percentage of our asset base. In the event that we approach or surpass the 40% threshold, we would attempt to dispose of our investment securities and reduce the percentage of our total assets. If we sell investment securities, we may sell them sooner than we otherwise would, possibly at depressed prices, and we may never realize anticipated benefits from, or may incur losses on, these investments.

        THE MARKET AND LIQUIDITY FOR OUR SHARES IS LIMITED.

        Our common stock is currently listed for trading on the OTC Bulletin Board, and as a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, our securities than if the securities were traded on the Nasdaq Stock Market or another national exchange. In addition, our common stock is also listed for trading on the Boston Stock Exchange. If we were to experience significant or prolonged losses or otherwise, we may be unable to maintain the standards for continued listing on the Boston Stock Exchange. As a result, an investor would find it more difficult to dispose of, or to obtain accurate quotations for, our securities.

        Our common stock is subject to certain rules and regulations relating to "penny stock" (generally defined as any equity security that is not quoted on the Nasdaq Stock Market and that has a price less than $5.00 per share, subject to certain exemptions). Broker-dealers who sell penny stocks are subject to certain "sales practice requirements" for sales in certain nonexempt transactions (i.e., sales to persons other than established customers and institutional "accredited investors"), including requiring delivery of a risk disclosure document relating to the penny stock market and monthly statements disclosing recent price information for the penny stock held in the account, and certain other restrictions. For as long as our securities are subject to the rules on penny stocks, the market liquidity for such securities could be significantly limited. This lack of liquidity may also make it more difficult for us to raise capital in the future.

        OUR STOCK PRICE IS VOLATILE.

        The trading price of our common stock has fluctuated significantly in the past. The future trading price of our common stock may continue experiencing wide price fluctuations in response to such factors as:

        -  actual or anticipated fluctuations in revenues or operating results;

        - changing information technology spending habits of our clients and prospective clients;

        -  failure to meet expectations of performance;

        - announcements of technological innovations or new products by our competitors;

        - developments in or disputes regarding copyrights, trademarks, patents and other proprietary rights;

        -  product and services pricing, discounts and margins; and

        -  general economic conditions.

        WE DO NOT INTEND TO PAY DIVIDENDS.

        We have not declared dividends on our common stock in the past, and do not intend to declare dividends on our common stock in the foreseeable future.*

        THERE ARE A NUMBER OF STATE LAW PROVISIONS THAT COULD DELAY OR PREVENT AN ACQUISITION OF OUR COMPANY.

        We are subject to the provisions of Chapter 23B.19 of the Washington Business Corporation Act, which prohibit a corporation registered under the Securities Exchange Act of 1934, as amended, from engaging in certain significant transactions with a 10% shareholder. Significant transactions include, among others, a merger with or disposition of assets to the 10% shareholder. These provisions have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock, or delaying such an acquisition, even if the takeover by a third party would be beneficial.

                                 USE OF PROCEEDS

        We will not receive any proceeds from the sale of the shares of common stock offered by the selling shareholder. We will pay any expenses incurred in connection with the registration of all shares of common stock offered by this prospectus. See "Plan of Distribution."


                               SELLING SHAREHOLDER

        The following table sets forth the aggregate number of shares of common stock held by the selling shareholder as of May 15, 2001 and the number of shares being offered for sale. We cannot estimate the number of shares that will be held by the selling stockholder after the completion of this offering because the selling shareholder may decide to sell all, some or none of its shares from time to time.

                               No. of Shares       No. of Shares
                             Beneficially Owned     Offered for
           Name               Before Offering         Sale(1)
-----------------------------------------------------------------
Oralis.com, Inc.                  225,000              225,000

----------------
(1) Effective December 4, 2000, Timeline acquired all of the outstanding equity of WorkWise Software, Inc. from Oralis.com, Inc. Upon completion of the transaction, WorkWise became a wholly-owned subsidiary of Timeline. We completed the transaction on a stock-for-stock basis and issued 225,000 shares of our common stock to Oralis.com, the sole shareholder of WorkWise.


                      MANAGEMENT'S DISCUSSION AND ANALYSIS


YEAR ENDED MARCH 31, 2001

REVENUES

                                           Years Ended March 31,
                                           2001             2000         Change
-------------------------------------------------------------------------------
(Dollars in Thousands)
Software license                          1,466              727          102%
Other license                             2,025            5,602          (64)%
Maintenance                                 734              833          (12)%
Consulting and Other                        680              735           (7)%
Software development                         46               49           (6)%
                                      ------------------------------
Total Revenues                            4,951            7,946          (38)%
-------------------------------------------------------------------------------

        Results of operations for the fiscal year ended March 31, 2001 include nine months of operations of Analyst Financials Limited (Analyst Financials), which we acquired as of June 30, 2000, as well as approximately four months of operations for WorkWise Software, Inc. (WorkWise), acquired December 4, 2000. Both acquisitions were accounted for under the purchase method of accounting. Accordingly, results of operations for periods in fiscal 2000 (prior to the acquisitions) and fiscal 2001 (after the acquisitions) are not directly comparable. For the quarter and year ended March 31, 2000, Analyst Financials paid royalties to Timeline on license and maintenance revenue under its then distributor agreement (which amounted to $226,000 for the year ended March 31, 2000). There was no financial relationship between WorkWise and Timeline prior to its acquisition.

        For the fiscal year ended March 31, 2001, our total operating revenues were $4,951,000 compared to $7,946,000 for fiscal 2000, representing a decrease of 38%. However, the fiscal 2001 results are not directly comparable as they include the results of operations of WorkWise and Analyst Financials while fiscal 2000 include royalty payments from Analyst Financials under agreements in place prior to its acquisition by the Company. The decrease in total revenues in fiscal 2001 from fiscal 2000 is primarily attributable to a substantial decrease in patent license revenue more than offsetting increased software license revenue. Notably, software licensing revenues were substantially higher in fiscal 2001 over fiscal 2000 (representing a 102% increase), while patent license revenue substantially decreased to $2,025,000 in fiscal 2001 from $5,602,000 in fiscal 2000 (a 64% decrease). The patent license revenue in fiscal 2000 consisted of a one-time $5,000,000 license fee from Microsoft Corporation, and a one-time license fee from Broadbase Software for $602,000, whereas patent license revenue in fiscal 2001 consisted of a one-time $2,025,000 license fee from Sagent Technology, Inc. None of these patent license fees provide for recurring license revenue. Without consideration of the patent license revenues, total operating revenues for the fiscal year ended March 31, 2001 exceeded those for the like period ended in 2000 by 25%. We will continue to pursue additional patent licenses when appropriate, and we believe that the settlements made to date regarding our patents will have a positive impact on our ability to enter into additional patent licenses.* However, we cannot predict the outcome of ongoing and future negotiations and there are no assurances that we will be successful in entering into additional patent licenses, or the timing of any such licenses.*

        Software license revenue for the fiscal year ended March 31, 2001 increased to $1,466,000 from $727,000 for fiscal 2000. The increase in revenue from software licenses in fiscal 2001 over fiscal 2000 is primarily attributable to improved results from our third-party distribution partners and additions of new partners. However, despite this overall increase in license revenue, during fiscal 2001 we have witnessed significant diminution of license revenue by several key distribution partners, presumably based upon the general decline in economic conditions. Our sales tend to reflect the strength and weakness of our distribution partners' new license activity as we are generally licensed as part of their package of software. Currently, we have relationships and strategic alliances with more than 20 national and international distribution partners. Secondary factors for the increase in software license revenue are contributions of license revenue from WorkWise and its OEM partners of $54,000, and the consolidation of Analyst Financials' results (which more than offset the lower royalty payment generated under our distributor agreement with Analyst Financials during fiscal 2001). We believe there is continued weakness in the enterprise resource planning (ERP) and accounting software markets, which directly affects the sale and distribution of our products as an additional module on their products or as an "after-market" add-on. However, we have continued to release new products in conjunction with national and international distribution partners and anticipate that such channels will contribute to increases to software licenses during fiscal 2002 over fiscal 2001.*

        Maintenance revenue decreased by 12% for the comparable fiscal years, a result of our outsourcing maintenance of our older VAX-based products as of May 1, 2000, which offset increased maintenance fees from new customers who have installed and are using our software. Maintenance revenue from our Microsoft-based product lines continues to increase as more sites are installed and maintenance agreements commence.

        Consulting revenue decreased 7% for the fiscal year ended March 31, 2001 from fiscal 2000, despite an increase in consulting fees in the fourth quarter of fiscal 2001. The decrease for the fiscal year was primarily due to reduced staffing in the first three months of the fiscal year prior to the acquisition of Analyst Financials, the outsourcing of maintenance and consulting on VAX-based products starting May 1, 2000 and the general slow-down in licensing due to uncertainties surrounding Year 2000 compliance. However, in the latter half of fiscal 2001, we saw steady improvements in consulting revenue reflecting an increase in the number of consulting staff generating revenue due primarily to the acquisition of Analyst Financials in June 2000. We expect that, as a result of the Analyst Financials acquisition, this increase in the number of consultants on staff will continue to show increased consulting revenue for future periods when compared to results in periods prior to the acquisition.* The level of consulting revenue varies according to the mix of systems directly licensed by Timeline compared to software provided through OEMs, who market the products at lower levels of functionality and use and provide direct installation services to end-users, thereby requiring less consulting. Because our U.K. office (Analyst Financials) employs a direct sales force and licenses software directly to large organizations, this has resulted in an increased demand for consulting. However, we believe that any fluctuations in consulting revenue levels will become less material in the future as a larger percentage of new product licensing is transacted through OEM channels.*

        Software development fee revenue was $46,000 and $49,000 for the fiscal year ended March 31, 2001 and 2000, respectively. Development revenues are not material to overall revenue and we do not anticipate that development revenue will contribute significantly to revenue in fiscal 2002 as there are no substantial contracts currently in place or being pursued for development efforts.* We do not consider software development for fees to be a line of business that should be pursued except in exceptional situations.

GROSS PROFIT

                                     Years Ended March 31,
                                     2001             2000           Change
-----------------------------------------------------------------------------
(Dollars in Thousands)
Gross profit                        3,866             6,790           (43)%
Percentage of operating revenues       78%               85%


        Our gross profit for fiscal 2001 was $3,866,000, representing a 43% decrease from fiscal 2000. Gross profit for the two fiscal years is not directly comparable due to the inclusion of WorkWise and Analyst Financials revenues in fiscal 2001, and because of the relative mix of high-margin patent license revenue in each period ($2,025,000 in fiscal 2001 compared to $5,602,000 in fiscal 2000). We expect to see continued variations in gross profit dependant on the mix of high-margin software and patent licenses and lower margin consulting and maintenance revenue which is labor intensive.* Additionally, because patent licenses to date have tended to be driven by legal actions and/or negotiated settlements of threatened legal actions, the costs of securing patent licenses vary greatly from license to license. As patent licensing is expected to continue to be both relevant and widely different between reporting periods, substantial fluctuations in comparative margins may continue to occur.*

SALES AND MARKETING EXPENSE

                                     Years Ended March 31,
                                     2001             2000           Change
-----------------------------------------------------------------------------
(Dollars in Thousands)
Sales and marketing                 1,336               617           117%
Percentage of operating revenues       27%                8%

        Sales and marketing expenses in actual dollar amounts increased by 117% and also increased as a percentage of operating revenue between the fiscal years ended March 31, 2001 and 2000. The increase in actual dollar amounts in fiscal 2001 was primarily due to an increase in the number of sales and marketing personnel as a result of the Analyst Financials and WorkWise acquisitions. The amounts for fiscal 2000 included certain commissions and bonuses paid in the first quarter of that year. The increase in sales and marketing expense as a percentage of operating revenue reflects not only the increased costs from additional personnel, but also changes in the amounts and sources of revenue between the comparable periods relating to large patent license fees in both fiscal 2001 and 2000. Patent license-related expenses are typically included in general and administrative expenses due to the nature of the licensing process.

RESEARCH AND DEVELOPMENT EXPENSE

                                     Years Ended March 31,
                                     2001             2000           Change
-----------------------------------------------------------------------------
(Dollars in Thousands)
Research and development            1,605             1,161            38%
Percentage of operating revenues       32%               15%

        Research and development expenses increased to $1,605,000 from $1,161,000 (a 38% increase) for the fiscal years ended March 31, 2001 and 2000. This increase in research and development expenses was primarily attributable to software enhancements undertaken to meet the particular needs of our distribution partners, to integrate our products with the accounting, ERP and sales package(s) of our various vendors, and to allow better operations on new products released by Microsoft Corporation. These increases in fiscal 2001 also included normal salary increases and marginal costs along with an increase in the number of personnel employed in these activities, and in particular the addition of three employees in Development as a result of the WorkWise acquisition in December 2000. Research and development expenses as a percentage of revenue for the fiscal years ended March 31, 2001 and 2000 are also affected by changes in the volume of revenue due to significant patent license fees in the third quarter of fiscal 2001 and the first quarter of fiscal 2000. Finally, the portion of our staff's efforts capitalized for future amortization during fiscal 2001 was significantly less than that capitalized in fiscal 2000 due to the fact that the majority of the work was directed at integration with distribution partners' products as opposed to new releases of the core product offering. We believe the actual dollar amount of research and development expenses in fiscal 2002 will remain relatively stable with the fiscal 2001 expenses.*

GENERAL AND ADMINISTRATIVE EXPENSE

                                     Years Ended March 31,
                                     2001             2000           Change
-----------------------------------------------------------------------------
(Dollars in Thousands)
General and administrative          2,624             2,365            11%
Percentage of operating revenues       53%               30%

        General and administrative expenses in actual dollar amounts increased 11% to $2,624,000 from $2,365,000 for the comparable fiscal years ended March 31, 2001 and 2000. General and administrative expenses typically fluctuate significantly from fiscal quarter to quarter largely due to variations in expenses associated with our patent litigation. During fiscal 2001, general and administrative costs consisted primarily of attorneys fees associated with our patent litigation and our contract litigation with Microsoft, an increase of three general and administrative personnel through the Analyst Financials acquisition and employee bonuses relating to the settlement of the patent litigation with Sagent Technology, Inc. We believe that general and administrative costs should remain fairly stable from quarter to quarter in fiscal 2002. Due to continued monitoring of a number of other software products which we believe may, subject to further due diligence, present embodiments of the Timeline patents, there is a significant possibility that we may decide to pursue additional litigation to defend our property rights.* We cannot express an opinion on the cost, timing or arrangement with counsel that may result from these additional actions, if any.*

        Fluctuations of general and administrative expenses as a percentage of revenues for comparative periods are also due to the significant changes in revenue for each period, especially the amount of revenue generated through patent licensing.

OTHER INCOME

        Other income for fiscal 2001 was $318,000, down from $504,000 in fiscal 2000. The decrease is primarily the result of a significant decrease in interest income from $145,000 in fiscal 2000 (attributable to interest earned on the $5,000,000 one-time license fee) to $9,000 in fiscal 2001 (reflecting our funding of operations and litigation costs through utilization of cash and liquid investments). Other items, including net changes in realized and unrealized gains and losses on securities held for investment and interest expense, were relatively consistent between the fiscal years.

INCOME TAX

        Income taxes are provided in the statement of operations in accordance with the asset and liability method. We have determined that the tax assets generated by the net operating losses and research and experimentation credits do not satisfy the recognition criteria set forth under the liability method. Accordingly, a valuation allowance is recorded against the applicable deferred tax assets and therefore no tax benefit is recorded for fiscal 2001.

        In connection with our initial public offering in January 1995, we experienced a significant change in ownership, which limits the amount of net operating loss carry forwards and credits which may be used in any given year. However, we do not expect this to be a factor in fiscal 2002.*

LIQUIDITY AND CAPITAL RESOURCES

        Balances of our cash and cash equivalents and marketable securities classified as trading at March 31, 2001 stood at approximately $29,000 compared to approximately $3,017,000 at March 31, 2000. Additionally, available for sale securities at March 31, 2001 stood at approximately $1,069,000 compared to approximately $3,030,000 at March 31, 2000. At March 31, 2001, we also maintained a balance of $26,000 of securities we have committed to transfer under securities sales agreements (see Footnote 2 to our Consolidated Financial Statements) in addition to our cash and marketable securities balances.

        The substantial decrease in the total amount of our cash and cash equivalent and marketable securities balances, are attributable to the operating losses during fiscal 2001 and costs associated with the acquisitions of Analyst Financials and WorkWise. Of more significance was the dramatic decrease in the market value of available-for-sale securities. At March 31, 2001, we held 9,350 shares of Broadbase Software, Inc. common stock, which were classified as marketable securities available for sale (valued at approximately $18,981). At March 31, 2000, we held 80,000 shares of Broadbase received in settlement of patent litigation (which were valued then at approximately $3,030,000). The value of each share of Broadbase decreased substantially between the value reflected at March 31, 2000 and the settlement date of actual sales and the value of any remaining shares held at March 31, 2001. All of these shares were restricted until September 2000 (see Footnote 2 to our Consolidated Financial Statements). Additionally, available for sale securities at March 31, 2001 includes 600,000 shares of Sagent Technology, Inc. common stock which are not reflected on the March 31, 2000 balance sheet as they were received in the quarter ended December 31, 2000 in settlement of patent litigation. The shares of Sagent common stock held by us are considered restricted securities under securities laws, although Sagent has filed a registration statement with the Securities and Exchange Commission to register the shares for resale. We will have no restrictions on the sale of this common stock once this registration statement is declared effective. The market value of the Sagent shares has also decreased since they were issued in December 2000, due to general decline in the U.S. stock markets. At May 15, 2001, the market value of the Sagent shares had decreased to $1.34 per share (from $1.75 per share at March 31, 2001). We cannot predict the timing on our ability to sell these shares or the then-market value of such shares. In the event that we are unable to sell any or all of our marketable securities or the Sagent shares at the times or in the amounts we desire, or in the event that the market prices for any of those securities decreases, this will have a material adverse effect on our working capital and our capital needs. In such event we would need to achieve substantially greater revenue from operations to meet our budget for fiscal 2002.

        Total obligations, excluding deferred income items, were approximately $962,000 at March 31, 2001 compared to approximately $796,000 at March 31, 2000. This increase is primarily due to expenses accrued as a result of the acquisitions of Analyst Financials and WorkWise, as well as deferred employee bonuses relating to the settlement of the patent litigation with Sagent Technology, Inc.

        In May 2001, three of our directors loaned us a total of $172,580. These loans are due in full either 60 or 90 days from the execution of the loan, depending on the loan agreement. We used the proceeds of these loans to fund payroll and other operating expenses.

        Net cash used in operating activities was approximately $3,593,000 in the year ended March 31, 2001. This was primarily due to our generating net losses for three quarters of fiscal 2001, partially offset by a gain in the third quarter of fiscal 2001. We generated approximately $2,124,000 from investing activities and used approximately $7,000 for financing activities.

        We licensed certain patented technology to Oracle in June 2001 as part of a settlement of our patent infringement litigation. We will receive cash and other consideration under the terms of this patent technology license. Based on current cash and cash equivalent balances, along with our current ability to sell marketable securities, any net cash provided by operations, and the cash provided by our settlement with Oracle, we believe we have adequate resources to fund operations, as well as continued costs and expenses of litigation, through fiscal 2002. Had we not received the license payment from Oracle, there would have been substantial doubt about our ability to continue as a going concern. However, we are at risk as to the market value of our shares in Sagent currently held and we must achieve substantially greater revenue from operations than we did in the last several quarters of fiscal 2001. We have witnessed significant diminution of license revenue by several key distribution partners, presumably based upon the general decline in economic conditions. Our sales tend to reflect the strength and weakness of our distribution partners' new license activity as we are generally licensed as part of their package of software.

        During fiscal 2002, we expect to generate cash from increased software license revenues as well as potential additional licenses of our patented technology. We expect that our primary uses of cash will be salaries and other controllable expenses associated with Research and Development, Sales and Marketing, and General and Administrative activities. We intend to continue to monitor new license activity closely and may have to reduce staff, and/or seek outside financing or a sale or merger of the Company if patent and software licenses do not substantially increase quarter-to-quarter during fiscal 2002.**

                                    BUSINESS


OUR BUSINESS

        We develop, market and support company-wide financial reporting, budgeting and management software, and event-based notification, application integration, and process automation software applications that streamline key business activities for workplace efficiency. Our software products enable customers to automatically access and distribute business and accounting information in a secure environment and with full accounting controls, integrate software programs developed at different times, and automate notification messages pertaining to specific events and business processes. Our marketing and development strategy is focused on products that report financial data in meaningful and flexible formats, and on systems for notification of critical information, integration of applications and transaction automation. Our reporting products allow our customers to gather and distribute business information throughout their companies while maintaining maximum flexibility in determining the types of transaction processing systems they will use. We allow the end-user to receive information through a web browser, distributed Microsoft(R) Excel workbooks, data marts or actual reports delivered via e-mail. In addition, our WorkWise products allow customers to automatically monitor databases, consolidate data entry, automate tasks and communicate with the appropriate people.

        Many financial and management reporting products are focused on the presentation, either electronically or on paper, of processed data in formatted reports. While our reporting products can present information in formatted reports, our technology can also distribute an actual database of information (a "data mart") to an end-user's computer. These databases or data marts are built through selective criteria that limit the data mart to relevant data for each particular end-user. This design is intended to allow for the distribution of manageable packets of data over networks or the Internet while maintaining corporate security. Each database can be arranged in a unique "view," or "orientation," as desired by the end-user. The end-user may then view the data in a standard corporate report format or through a personal library of customized report formats. Additionally, the data resides in Microsoft Office, which makes it automatically available for use in Microsoft(R) Excel spreadsheets and all other Microsoft Office tools.

        We believe that our proprietary technology allows customers to avoid time-consuming, error-prone and expensive data entry, and improve business communications and processes. Our products allow customers to avoid data entry by facilitating an efficient exchange of information between the desktop computer and the underlying hardware platform and accounting system. Our products also work with both new and old accounting systems. Many customers are changing their accounting systems from larger mainframe- and minicomputer-based systems to newer "client/server" systems that store information on a server that in turn makes the information available to a desktop computer (the "client"). Our products facilitate an efficient exchange of information between the client and server.

        Other businesses have elected to retain their existing, or "legacy" accounting systems. Our business strategy is focused on meeting the financial management needs of customers with both types of accounting systems by providing products that accept and report on data from both legacy and newer client/server systems.

        Our Timeline Analyst and Timeline Server product lines are designed to gather data from multiple operating systems and hardware platforms, old and new, for translation into a Microsoft client/server environment. Our WorkWise Business Alerts product automates and synchronizes notification messages pertaining to specific events and business processes. Our WorkWise Data Agent Server integrates software programs developed at different times by different people using different database structures. Our products enable our customers to:

        -  perform financial reporting and management functions;

        -  connect to multiple types of operating systems;

        -  efficiently distribute data to desktop computers;

        -  perform consolidations and allocations;

        -  perform budgeting functions;

        - coordinate the update of business records in multiple modules through a single transaction entry; and

        - automate the notification of responsible parties of events monitored by the WorkWise engine.

        The flexibility of our Timeline and WorkWise products make it possible for our customers to deliver data for reporting, analysis and record update or monitoring throughout their business enterprise without purchasing a new, expensive computer system.

        In addition to providing an infrastructure to deliver data, Timeline provides a number of processes to enhance or augment sophisticated financial reporting. These include budgeting, allocations, consolidations, foreign currency conversion and security.

        We believe that our products can improve the transaction processing systems, particularly accounting and reporting software of other software vendors.* Our products are designed to enhance existing software by adding functions and flexibility that the software may not have. As a result, our products can eliminate weaknesses or competitive disadvantages in other transaction-based software. Our preferred method of product distribution is through transaction-based software vendors that bundle our products or distribute our products in conjunction with their systems. We believe that a majority of our license fee revenue in fiscal year 2002 will be generated by licensing and distribution agreements with these third-party vendors.*

        At March 31, 2001, we employed 40 full-time employees and one part-time employee in the U.S. Our London subsidiary, Analyst Financials, employed 15 full-time employees at March 31. 2001.

OUR TECHNOLOGY

        Our Timeline Analyst and Timeline Server software works with a customer's entire computing infrastructure to create a reporting engine that can accept and organize data, with full accounting controls, from both new and old accounting systems. Our proprietary architecture, in conjunction with our proprietary generation engine, is designed to accomplish this task. The compatibility of our software with older legacy accounting systems allows a customer to preserve existing computer hardware and software systems or transition to a client/server environment while providing enhanced reporting capabilities. If a customer is already using client/server systems, our technology provides distributed packets of data that enhance the productivity of reporting, budgeting and analysis professionals throughout the enterprise. Our products use patent-protected driver technology that not only automates the transfer of data from accounting and information systems into desktop databases, but can automate rebuilding databases to reflect changes in the underlying accounting information. This eliminates the costly process of maintaining databases in both our software and the underlying accounting system.

        The following is a brief discussion of our three primary proprietary technologies:

        - Timeline Architecture. Our architecture contains a multi-dimensional data segmentation capacity that exceeds the capacity of all accounting data structures known to the Company. This capacity enables our reporting products to accept data from multiple transaction processing systems concurrently, to combine data into a single database and to add reporting relationships not present in the source system(s). For example, we can (a) take data from a customer's general ledger, human resources/payroll, sales and order processing systems, (b) combine all of the data in one database, and (c) allow the customer to use the combined data for payroll and sales analysis.

        - Generation Engine. Our generation engine enables our products to automate the building of Microsoft-compatible databases. Prior technologies required substantial human intervention to manually build tables, input forms and manipulate other attributes of the data. The generation engine allows a customer to build a wide range of databases for distribution throughout the business enterprise.

        -  Interface Technology. Our interface technology allows our products to
           (a) discern the structure of existing transaction-based systems, (b) extract data from one or more transaction processing systems, and (c) feed data to the generation engine. Our product is tied directly to the underlying accounting systems and changes made in these underlying systems (such as adding a new accounting relationship for a newly purchased company) are automatically reflected in our data marts. Prior technologies required substantial human intervention to manually maintain structures in both the transaction and reporting systems, and maintain the synchronization of the accounting and information systems.

        Our WorkWise Business Alerts and Data Agent Server products are deployed as a set of user-defined "business rule(s)" contained in a software package that also allows particular fields of other data base systems to be monitored for change. When a monitored field is updated with a transaction or series of transactions, an associated business rule may trigger an event. The event so triggered can cause any number of previously established activities to automatically occur. Examples are the sending of an informational e-mail or the running of another software program (or "agent"). Our distribution partners usually market the WorkWise products prepackaged with a number of agents specific to the needs of the users of the monitored systems licensed by the distributor.

        We have been granted four patents by the U.S. Patent and Trademark Office on our technology and have a total of 81 issued claims. We believe additional international patents will be granted during fiscal 2002.*

OUR PRODUCTS

        Our products make it possible to distribute information and data marts from an underlying accounting system to the desktop. Our primary products, Timeline Analyst and Timeline Server, consist of a set of client/server software applications based on Microsoft Windows(TM)/Windows NT(TM) and Microsoft Office operating systems. Once data is contained in a local Microsoft Office database, the data is available for each end-user to develop his or her own analysis or personal reports using Microsoft or Timeline-enhanced technology. The personalized data on the desktop is as accurate as is the data in the underlying accounting system.

        Timeline Server is the central warehouse of financial and management reporting data structured in a multi-dimensional relational database. Timeline Server includes traditional financial reporting features including foreign currency conversion, consolidations and allocations. The various Timeline Server functions provide desktop and network reporting based on information contained in one or more underlying accounting systems. While this product can provide many transaction-driven benefits, our market focus is to use Timeline Server as a data warehouse to handle large volumes of data in conjunction with Timeline Analyst.

        Timeline Analyst is a stand alone "data mart," which enables the user to view, create and distribute reports in Microsoft Excel based on data from one or more underlying accounting systems. Timeline Analyst also works with our server-based software to distribute reporting databases to desktop end-users throughout a business enterprise.

        Timeline Manager is a product designed for the "mid-level" market (businesses with approximately six to 100 desktop users). This product completes the Timeline Analyst suite by allowing Timeline Analyst users to distribute packets of information and assign new reporting relationships at the desktop level.

        Timeline Budgeting consists of applications and tools that access and manipulate the underlying Timeline information and data marts. Timeline Budgeting offers our customers a combination of Microsoft Excel interfaces and flexible access to and manipulation of information. The functions offered by Timeline Budgeting include automatic dissemination of budget templates, consolidation of budget input, allocations, and multiple spread methods.

        WorkWise Data Agent Server is a set of programs that allow the monitoring of other databases for change, the definition of business rules to apply to any changes in the monitored database, and the triggering of an event in response to the detected change. A number of previously defined events are available as part of the products optional configuration. Additionally, new events can be easily added to the product without writing additional lower level software code through a user interface designed for such purpose.

        WorkWise Business Alerts is the most popular event triggered by the Data Agent Server and is packaged and sold as a stand-alone product. It monitors data fields for specified activity and then automatically communicates that activity to the appropriate customer or employee via email.

ACQUISITIONS

        Effective June 30, 2000, we acquired all of the outstanding equity of Analyst Financials Limited, the European distributor for our products. Upon completion of the transaction, Analyst Financials became a wholly-owned subsidiary responsible for our operations throughout Europe, the Middle East and Africa. We completed the transaction on a stock-for-stock basis and issued 303,814 shares of our common stock to certain shareholders of Analyst Financials.

        Effective December 4, 2000, we acquired all of the outstanding equity of WorkWise Software, Inc. in exchange for 225,000 shares of Timeline common stock. In addition, we agreed to issue up to 25,000 shares of Timeline common stock to certain WorkWise employees who joined our staff as a result of this acquisition. Upon completion of the transaction, WorkWise became a wholly-owned subsidiary of Timeline.

DIVIDEND POLICY

        We have never declared or paid any cash dividends on our common stock. We anticipate that we will retain future earnings for use in the operation and expansion of our business and do not anticipate paying cash dividends on the shares in the foreseeable future.* Any future determination with regard to the payment of dividends will be at the discretion of the Board of Directors and will be dependent upon our future earnings, financial condition, applicable dividend restrictions and capital requirements and other factors deemed relevant by the Board of Directors.

DESCRIPTION OF PROPERTY

        We lease approximately 12,354 square feet of office space at 3055 112th Ave. N.E., Bellevue, Washington, under a lease that expires April 30, 2004. In addition, we lease 1,900 square feet of office space in London for our Analyst Financials office under a lease that expires September 30, 2001. We do not own any real estate.

LEGAL PROCEEDINGS

        In July 2000, we filed a lawsuit against Oracle Corporation seeking monetary damages and injunctive relief. Our claims were based on Oracle's alleged development of products that use technology similar to our patented database technology. On June 12, 2001, we settled this lawsuit. As part of this settlement, we licensed certain patented technology to Oracle in exchange for cash and certain other consideration.

        In July 1999, we were served a complaint by Microsoft Corporation in the Superior Court of Washington for King County alleging breach of contract regarding a Patent License Agreement signed by both companies in June 1999. In December 2000, the Court issued a Memorandum Decision and Final Judgment in January 2001 in the lawsuit holding the language of the agreement would support Microsoft's right to sublicense to its customers the right to use Microsoft's SQL Server by adding code or software products to it so long as the added code or software does not itself independently infringe our patents. We have filed an appeal of the lower court's Final Judgment in the Washington State Court of Appeals. No hearing date has been established and we believe a decision will not be rendered until late in fiscal 2002.

From time to time, we may pursue litigation against other third parties to enforce or protect our rights under these patents or our intellectual property rights generally.*


                                   MANAGEMENT

        The following table sets forth the names and ages of our current directors and executive officers and the principal offices and positions with the Company held by each person. Our Board of Directors currently consists of five directors, divided into three classes. The members of each class serve three-year terms, with one class elected annually. The terms of office for Donald K. Babcock and Kent L. Johnson expire at the Annual Meeting of Shareholders to be held in 2003; the term of office for Charles R. Osenbaugh expires at the Annual Meeting of Shareholders to be held in 2002, and the terms of office for Frederick W. Dean and Terry Harvey expire at the Annual Meeting of Shareholders to be held in 2001. Our executive officers are elected annually by the Board of Directors and serve terms of one year or until their death, resignation or removal by the Board of Directors. There are no family relationships between any of the directors and executive officers.

            NAME                   AGE                            POSITION
------------------------------------------------------------------------------------------------
Charles R. Osenbaugh                52        Chief Executive Officer, Chief Financial Officer,
                                              President, Treasurer, and Director
Frederick W. Dean                   49        Executive Vice President and Director
Craig R. Perkins                    45        Vice President of Products and Technology
Michael G. Evans                    47        Vice President of World-Wide Sales
Donald K. Babcock                   64        Senior Technologist and Director
Kent L. Johnson                     57        Director
Terry Harvey                        50        Director

        Set forth below is biographical information for the directors and executive officers:

        CHARLES R. OSENBAUGH, age 52, has served as Chief Financial Officer, Treasurer and a Director since the Company's inception in April 1993, and has held the position of President and Chief Executive Officer since November 1996. Mr. Osenbaugh also previously served as Secretary of the Company. From April 1988 to April 1993, Mr. Osenbaugh served as Executive Vice President, Chief Executive Officer and a Director, and from April 1993 to July 1994 as President and a Director, of Timeline Services, Inc. From 1975 to 1988, Mr. Osenbaugh was a partner of Lasher & Johnson, a Seattle, Washington law firm. From 1973 to 1975, Mr. Osenbaugh practiced public accounting with Arthur Andersen & Co. He holds a B.B.A. degree in economics and a J.D. degree, both from the University of Iowa, and received his CPA certificate in 1974.

        FREDERICK W. DEAN, age 49, has served as a Director of the Company since April 1998. He also serves as Executive Vice President and has been a Vice President since the Company's inception in April 1993. From 1979 to April 1993, Mr. Dean served as Vice President at Timeline Services, Inc. He practiced public accounting at Calahan, Reed & Gunn from 1978 to 1979, and at Arthur Andersen & Co. from 1973 to 1977. From 1977 to 1978, Mr. Dean was the Controller of the Seattle Mariners Baseball Club. Mr. Dean holds a B.A. degree in accounting from the University of Washington.

        CRAIG R. PERKINS, age 45, has been with the Company since its inception in April 1993. He served as Director of Consulting Services until 1998 and Director of Product Management until 1999. In November 1999, Mr. Perkins was named Vice President of Products and Technology. From 1988 to April 1993, he was a member of the Consulting department for Timeline Services, Inc. Mr. Perkins previously practiced public accounting with Ernst Young & Co. in Winnipeg, Canada and Bermuda. He has a Bachelors degree with honors in accounting from the University of Manitoba and is a Chartered Accountant.

        MICHAEL G. EVANS, age 47, has been associated with the Company since 1995. He managed international operations from 1995 until the management buy-out of the London-based operations (Analyst Financials) took place in 1997. From 1997 until March 2000, Mr. Evans acted as Managing Director of Analyst Financials, in which the Company held a 12.5% interest. Mr. Evans rejoined Timeline in March 2000, and was appointed Vice President of World-Wide Sales in the fall of 2000. Prior to joining Timeline in 1995, Mr. Evans was a director of Comshare, Inc. for a period of 10 years, responsible for the Financial Applications Division. Between 1979 and 1985, he was employed by Esso and The Wellcome Foundation, occupying positions in accounting, finance and corporate planning. Mr. Evans qualified as a chartered accountant with Ernst & Whinney in 1979 and holds an ACA certificate. He earned a Bachelors degree in political science at the University of Kent at Canterbury.

        DONALD K. BABCOCK, age 64, is a founder of the Company and has served as a Director since its inception in April 1993. Mr. Babcock returned to the position of Senior Technologist with the Company in October 1999 after working for Seagate Software, Inc. for 18 months as a Program Manager. He previously was Senior Vice President of Research & Development and Chief Technologist for Timeline, Inc. He was also a founder of Timeline Services, Inc. and served as a director from its inception in 1977 until its merger into the Company in July 1994. From 1977 to April 1993, Mr. Babcock also served as Senior Vice President and Chief Technologist of Timeline Services, Inc. From 1970 to 1977, he was a consultant with Riggs, Babcock & Mishko, a Tacoma, Washington-based data processing and consulting firm to the property and casualty insurance industry. Mr. Babcock was Manager of Systems Programming at United Pacific Insurance Company from 1965 to 1970, and a data processor in the U.S. Air Force from 1955 to 1965.

        KENT L. JOHNSON, age 57, has been a Director of the Company since its inception. He is Chairman and Managing Director of Alexander Hutton Venture Partners, LP, a Seattle, Washington-based venture capital firm he co-founded in 1999. From October 1994 to December 1999, Mr. Johnson was President and co-founder of Alexander Hutton Capital, L.L.C., an investment banking firm that specializes in equity capital formation for emerging growth companies. From April 1989 to June 1994, he served as Senior Vice President and Chief Operating Officer of Brazier Forest Industries, Inc., a Seattle-based forest products company. From 1987 to 1989, he was President and Chief Executive Officer of OverDrive Systems, Inc., an electronic publishing software company based in Cleveland, Ohio, and from 1982 to 1987, was President and Chief Executive Officer of Microrim, Inc., a database software company located in Bellevue, Washington. Prior to entering the software industry, Mr. Johnson was Chief Financial Officer of Fiberchem, Inc., a wholesale distributor, from 1977 to 1982. Following his military tenure as an officer in the U.S. Army, Mr. Johnson began his professional career as a management consultant with Arthur Andersen & Co. where he was employed from 1970 to 1977. Mr. Johnson currently serves as a director of several private companies, and devotes considerable time to private investment activities. Mr. Johnson has a B.B.A. degree in Business Administration from the University of Washington and an M.B.A. degree from Seattle University, where he serves on the Business Advisory Board.

        TERRY HARVEY, age 50, has served as a Director of the Company since October 2000. Mr. Harvey is currently Managing Director of Terry Harvey Associates Ltd., an information technology consulting firm specializing in the banking sector and based in the United Kingdom, which he co-founded in October 2000. From 1989 through 1999, Mr. Harvey was Founder and Managing Director of Harvey Consultants Ltd. which was sold to the Olsten Corporation in 1996. Mr. Harvey holds several other non-executive roles in information technology companies where he has invested. Mr. Harvey has fulfilled an operational role in informational technology from 1970 to 1992. He holds an ONC in sciences.


                             EXECUTIVE COMPENSATION

COMPENSATION OF EXECUTIVE OFFICERS

        The following table shows for the three fiscal years ended March 31, 2001, 2000, and 1999, respectively, certain compensation awarded or paid to, or earned by, the Named Executive Officers. Other than the Named Executive Officers listed below, no executive officer earned more than $100,000 in salary and bonus for the 2001 fiscal year:

                           SUMMARY COMPENSATION TABLE

                                                                     Long Term
                                                                   Compensation
                                                                   ------------
                                         Annual Compensation        Securities
Name and Principal        Fiscal      -------------------------     Underlying       All Other
Position                   Year       Salary($)        Bonus($)      Option(1)    Compensation($)
                          ------      ---------        --------     ----------    ---------------
Charles R. Osenbaugh,      2001       $140,250        $ 76,000(2)   25,000(3)        $   --
  President, Chief         2000        150,500         250,000      50,000(4)            --
  Executive Officer,       1999        153,611              --     125,000(5)            --
  Chief Financial
  Officer

Frederick W. Dean,         2001        119,167          12,578          --               --
  Executive Vice           2000        100,000          80,506          --               --
  President                1999         99,167          26,656      25,000               --

Craig R. Perkins, Vice     2001        109,080          24,462          --               --
  President of             2000        100,000          25,000          --               --
  Products and             1999        102,293           5,869      38,000               --
  Technology

Michael G. Evans, Vice     2001        122,322          14,766       1,000            6,433(6)
  President of
  World-Wide Sales

---------------
(1) All referenced options granted are exercisable at prices equal to or higher than the fair market value of the common stock on the respective dates of grant.

(2)  Accrued bonus of $76,000 due Mr. Osenbaugh at March 31, 2001.

(3) Mr. Osenbaugh received a grant of a performance-based option to purchase 25,000 shares of common stock on January 1, 2001. This option will vest when our stock closes trading at $7.50 or more per share for 10 consecutive days. In any event, all options shall vest if Mr. Osenbaugh is employed by us on the seventh anniversary of their original grant.

(4) Mr. Osenbaugh received a grant of a performance-based option to purchase 50,000 shares of common stock on November 1, 1999. This option will vest when our stock closes trading at $5.00 or more per share for 10 consecutive days. In any event, all options shall vest if Mr. Osenbaugh is employed by us on the seventh anniversary of their original grant.

(5) Mr. Osenbaugh received a grant of a performance-based option to purchase 50,000 shares of common stock on February 1, 1999. This option will vest when our stock closes trading at $5.00 or more per share for 10 consecutive days, or on the seventh anniversary of their original grant if Mr. Osenbaugh is employed by us. In addition, on February 1, 1999 the vesting schedule was revised on a grant of a performance-based option to purchase 75,000 shares made to Mr. Osenbaugh in fiscal 1998. Under the revised vesting schedule, 50% vested and became exercisable when the common stock closed trading at $2.00 or more per share for 10 consecutive days and the remainder vested and became exercisable when our stock closed trading at $3.00 or more per share for 10 consecutive days.

(6)  Car allowance paid to Mr. Evans.

STOCK OPTION GRANTS

        The following table shows certain information regarding options granted to the Named Executive Officers during the 2001 fiscal year:

                                No. of        Percentage
                                Shares         of Total
                              Underlying        Options       Exercise
                               Options        Granted to      Price Per      Expiration
Name                           Granted        Employees         Share           Date
----                          ----------      ----------      ---------      ----------
Charles R. Osenbaugh           25,000(1)         30.3%          $1.156       12/31/2010
Frederick W. Dean                  --              --               --               --
Craig R. Perkins                   --              --               --               --
Michael G. Evans                  500(2)          0.6%          $2.875        9/30/2010
                                  500(2)          0.6%          $1.156       12/31/2010

---------------
(1) Mr. Osenbaugh received a grant of a performance-based option to purchase 25,000 shares of common stock on January 1, 2001. This option will vest when our stock closes trading at $7.50 or more per share for 10 consecutive days. In any event, all options shall vest if Mr. Osenbaugh is in our employment on the seventh anniversary of their original grant.

(2) Mr. Evans received options granted under the 1994 Employee Stock Option Plan, which vest ratably over a four year period beginning with the date of grant.

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END 2001 OPTION VALUES

        The following table shows certain information regarding the value of unexercised options held at fiscal year end by each of the Named Executive Officers. No stock options were exercised by any of the Named Executive Officers during the 2001 fiscal year.

                            No. of Shares of Common Stock        Value of Unexercised
                               Underlying Unexercised            In-the-Money Options
                             Options at Fiscal Year-End           at Fiscal Year-End
                            ------------------------------   ------------------------------
Name                        Exercisable    Unexercisable     Exercisable     Unexercisable
-------------------------   ------------   ---------------   ------------    ---------------
Charles R. Osenbaugh            111,601           125,500         $2,668             $1,716
Frederick W. Dean                40,900            13,000            967                406
Craig R. Perkins                 55,100               500            328                 16
Michael G. Evans                     --             1,000             --                 --

COMPENSATION OF DIRECTORS

        During the first three quarters of fiscal year ended March 31, 2001, we did not compensate our directors for their service as directors. However, in November 2000, the Board of Directors unanimously approved a quarterly fee for outside directors of $1,000 or the equivalent in Timeline common stock. In addition, the Board of Directors unanimously approved increasing from 3,000 to 10,000 the number of shares each of our non-employee directors receives under an automatic one-time grant of options pursuant to the terms of the Directors' Nonqualified Stock Option Plan.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        In March 1998, in connection with a software development agreement between Timeline and Infinium Software, Inc., Infinium purchased, at a purchase price of $100,000, non-tradable warrants to acquire up to 300,000 shares of common stock at an exercise price of $1.00 per share. This per share exercise price represented the fair market value of the common stock at the time of the original agreement. In February 2000, Infinium exercised the stock purchase warrant for 300,000 shares of our common stock.

        On March 31, 2000, we reacquired an aggregate of 75,000 shares of our outstanding common stock from Frederick R. Dean and Donald K. Babcock, two members of our Board of Directors. In exchange, Messrs. Dean and Babcock received derivative ownership rights to 4,250 shares of restricted Broadbase Software, Inc. stock held by us; i.e., Messrs. Dean and Babcock assume all market risk and reward for the Broadbase shares to be delivered in the future. Based on the closing bid/ask prices of both stocks and the restricted nature of the forward position in the Broadbase stock, the difference in the valuations of the two stock positions was determined to be $130,000, which we paid in cash to Messrs. Dean and Babcock.

        In May 2001, Charles R. Osenbaugh loaned the Company $65,000 to help fund operations. This loan bears interest at 12% per annum. Principal and interest under this loan is due in full 90 days from the execution of the loan.

                             PRINCIPAL SHAREHOLDERS

        The following table sets forth certain information regarding the ownership of our common stock as of May 15, 2001 by: (i) each current director;
(ii) our Chief Executive Officer and each of the executive officers identified in the Summary Compensation Table (collectively, the "Named Executive Officers"); (iii) all of our directors and executive officers as a group; and
(iv) each person known by us to beneficially own more than 5% of our common stock. Unless otherwise indicated, each person's address is: c/o Timeline, Inc., 3055 112th Avenue N.E., Ste. 106, Bellevue, WA 98004.

                                                                          Shares of Common Stock
                                                                           Beneficially Owned(1)
                                                                         -------------------------
                                                                           Number         Percent
  Beneficial Owner                                                       of Shares        of Total
-----------------------------------------------------                    ---------        --------
Charles R. Osenbaugh(2)                                                   563,603           13.2%

Frederick W. Dean(3)                                                      157,249            3.9%

Craig R. Perkins(4)                                                        59,411            1.5%

Michael G. Evans                                                           13,462            0.3%

Donald K. Babcock(5)                                                      140,461            3.5%

Kent L. Johnson(6)                                                         66,649            1.6%

Terry Harvey                                                              214,741            5.3%

Infinium Software, Inc.                                                   300,000            7.4%
25 Communications Way
Hyannis, MA 02601

Oralis.com, Inc.                                                          225,000            5.6%
146 North Canal Street, Ste. 200
Seattle, WA 98103

All directors and executive officers as a group (seven persons)(7)      1,215,576           27.7%

-----------------
(1) This table is based upon information supplied by executive officers, directors and principal shareholders. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the shareholders named in this table has sole voting and investment power with respect to the shares shown as beneficially owned by him.

(2) Includes (i) 94,276 shares issuable under stock options held by Mr. Osenbaugh which are exercisable within 60 days of May 15, 2001, (ii) an aggregate of 100,000 shares issuable under two performance-based stock options held by Mr. Osenbaugh which vest and become exercisable when the common stock closes trading at $5.00 or more per share for 10 consecutive days, or on the seventh anniversary of their original grant provided Mr. Osenbaugh is currently in our employment; (iii) 25,000 shares issuable under a performance-based stock option held by Mr. Osenbaugh which vests and becomes exercisable when the common stock closes trading at $7.50 or more per share for 10 consecutive days, or on the seventh anniversary of their original grant provided Mr. Osenbaugh is currently in our employment;
     (iv) 17,325 shares issuable upon exercise of warrants granted to Mr. Osenbaugh in connection with certain Company loan guarantees, and (v) 8,566 shares held in the Timeline, Inc. Employee Stock Ownership Plan for Mr. Osenbaugh's account. Does not include 135,473 shares held in the Timeline, Inc. Employee Stock Ownership Plan for which Mr. Osenbaugh serves as a trustee and shares investment power, all of which shares Mr. Osenbaugh disclaims beneficial interest except to the extent of his pecuniary interest. Does not include 15,015 shares held in an individual retirement account belonging to Mr. Osenbaugh's spouse, 5,000 shares held in trust for Mr. Osenbaugh's niece, and 1,000 shares held in each of Mr. Osenbaugh's two daughters' accounts, for all of which shares Mr. Osenbaugh disclaims beneficial interest.

(3) Includes (i) 34,300 shares issuable under stock options held by Mr. Dean which are exercisable within 60 days of May 15, 2001, (ii) 6,600 shares issuable upon exercise of warrants granted to Mr. Dean in connection with certain Company loan guarantees, and (iii) 2,949 shares held in the Timeline, Inc. Employee Stock Ownership Plan for Mr. Dean's account.

(4) Includes (i) 55,100 shares issuable under stock options held by Mr. Perkins which are exercisable within 60 days of May 15, 2001, and (ii) 2,991 shares held in the Timeline, Inc. Employee Stock Ownership Plan for Mr. Perkin's account.

(5) Includes (i) 1,500 shares issuable under stock options held by Mr. Babcock that are exercisable within 60 days of May 15, 2001, and (ii) 1,785 shares held in the Timeline, Inc. Employee Stock Ownership Plan for Mr. Babcock's account.

(6) Includes 11,776 shares issuable under stock options held by Mr. Johnson that are exercisable within 60 days of May 15, 2001.

(7) Consists of Messrs. Osenbaugh, Dean, Perkins, Evans, Babcock, Johnson, and Harvey. Includes an aggregate of 345,877 shares issuable under stock options and warrants held by such persons which are exercisable within 60 days of May 15, 2001, and an aggregate of 16,291 shares held in the Timeline, Inc. Employee Stock Ownership Plan.


                            DESCRIPTION OF SECURITIES

COMMON STOCK

        We are authorized to issue 20,000,000 shares of common stock, par value $.01 per share. As of May 15, 2001, there were 4,040,998 shares of common stock outstanding, held by approximately 87 holders of record and 815 beneficial holders. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

        The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Subject to preferential rights with respect to any outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by our Board of Directors out of funds legally available therefore. In the event of a liquidation, dissolution or winding up of the Company, holders of common stock are entitled to share ratably all assets remaining after payment of liabilities and the liquidation preference of any outstanding preferred stock. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities.

PREFERRED STOCK

        Our Board of Directors has the authority to issue up to 2,000,000 shares of preferred stock, par value $.01 per share, in one or more series and to fix the rights, preferences, privileges, and restrictions, including the dividend rights, dividend rates, conversion rights, voting rights, rights and terms of redemption, liquidation preferences, sinking fund terms and other rights, preferences, privileges and restrictions, and the number of shares constituting any such series or the designation of such series, without any further action by the shareholders. As of the date of this prospectus, there are no shares of preferred stock outstanding.

ANTI-TAKEOVER PROVISIONS

        Our Articles of Incorporation and Bylaws include a number of provisions that may have the effect of discouraging non-negotiated takeover attempts by delaying or preventing changes in control of our management. These provisions include, in addition to the provision for preferred stock, a classified Board of Directors and no cumulative voting.

        We are also subject to the Business Corporation Act of Washington, which contains provisions that have the effect of discouraging non-negotiated takeover attempts. RCW 23B.19 generally prohibits any "significant business transaction" within five years of the date a person acquires ten percent or more of the outstanding voting shares of a company, unless the transaction first receives the approval of a majority of the disinterested directors prior to the time the ten percent ownership threshold is crossed.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

        Section 23B.08.320 of the Washington Business Corporation Act authorizes a corporation to limit a director's liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, self dealing or illegal corporate loans or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Our Articles of Incorporation, as amended, contain provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director's liability to the Company and its shareholders. Any amendment or repeal of such provisions may not adversely affect any right or protection of a director of the Company for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

        Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act authorizes a court to award, or a corporation's Board of Directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933, as amended. Under the WBCA, a corporation has the power to indemnify a director or officer made a party to a proceeding, or advance or reimburse expenses incurred in a proceeding, under any circumstances, except that no such indemnification shall be allowed on account of: (i) acts or omissions of a director or officer finally adjudged to be intentional misconduct or a knowing violation of the law; (ii) conduct of a director or officer finally adjudged to be an unlawful distribution; or (iii) any transaction with respect to which it was finally adjudged that such director or officer personally received a benefit in money, property or services to which the director or officer was not legally entitled.
Article 9 of our Articles provides for indemnification of our directors and officers, including those who serve at our request as trustees with respect to employee benefit plans, to the maximum extent permitted by Washington law.

        Our directors and officers are covered by insurance (with certain exceptions and limitations) which indemnifies them against losses and liabilities arising from certain alleged "wrongful acts," including alleged errors or misstatements or misleading statements, or certain other alleged wrongful acts or omissions constituting neglect or breach of duty.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

        Timeline's common stock is traded on the OTC Bulletin Board ("OTCBB") and the Boston Stock Exchange ("BSE") under the symbols "TMLN" and "TML", respectively. We initiated trading of our common stock on January 18, 1995, the effective date of our initial public offering of common stock, and our common stock traded on the Nasdaq SmallCap Market (Nasdaq) from its effective date until November 1997, following which time it is has been quoted on the OTCBB. The following table contains the high and low bid information as reported by OTCBB, for each quarter of fiscal 2000 and 2001, and the first quarter of fiscal 2002. The quotations from the OTCBB reflect inter-dealer prices without retail mark-up, mark-down, or commissions and may not represent actual transactions.

                           Fiscal 2000                        Fiscal 2001
                 --------------------------------  ----------------------------------
                   1st     2nd      3rd     4th      1st       2nd     3rd      4th
                 Quarter Quarter  Quarter Quarter  Quarter   Quarter Quarter  Quarter
                 ------- -------  ------- -------  -------   ------- -------  -------
Common Stock
    High          2.000   2.688    2.750   6.250     4.000    3.625    3.000   1.719
    Low           0.375   1.313    1.438   1.438     2.063    2.438    1.063   0.938

                             Fiscal 2002
               -----------------------------------------
                  1st Quarter
                (thru June 11,    2nd      3rd      4th
                    2001)       Quarter  Quarter  Quarter
               --------------  -------  -------  -------
Common Stock
    High           $0.906         N/A      N/A      N/A
    Low            $0.650         N/A      N/A      N/A

        As of May 15, 2001, there were 4,040,998 shares of common stock outstanding held by approximately 87 holders of record and 815 beneficial holders.

        No cash dividends have been paid on our stock and no dividends are currently contemplated by management. There are no restrictions on the payment of dividends.


                              PLAN OF DISTRIBUTION

        The shares covered by this prospectus may be offered and sold from time to time by the selling shareholder. The selling shareholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling shareholder may sell the shares being offered hereby on the OTC Bulletin Board or Boston Stock Exchange, or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or at negotiated prices. Shares may be sold by one or more of the following means of distribution:

        - block trades in which the broker-dealer so engaged will attempt to sell such shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

        - purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

        - over-the-counter distributions in accordance with the rules of the NASD;

        - ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

        -  privately negotiated transactions.

        We will not receive any of the proceeds from the sale of shares by the selling shareholder, but we will be responsible for expenses incurred in connection with the registration of the shares. The selling shareholder will be responsible for all selling commissions, underwriting fees and stock transfer taxes applicable to the sale of shares pursuant to this prospectus.

        To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution. In connection with distributions of such shares or otherwise, the selling shareholder may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with the selling shareholder. The selling shareholder may also sell our common stock short and redeliver the shares to close out such short positions. The selling shareholder may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of the shares offered hereby, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling shareholder may also pledge such shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may affect sales of such pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction). In addition, any such shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

        In effecting sales, brokers, dealers or agents engaged by the selling shareholder may arrange for other brokers or dealers to participate. Brokers, dealers or agents may receive commissions, discounts or concessions from the selling shareholder in amounts to be negotiated prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales, and any such commissions, discounts or concessions may be deemed to be underwriting discounts or commissions under the Securities Act of 1933. We will pay all reasonable expenses incident to the registration of the shares being offered hereby other than any commissions and discounts of underwriters, dealers or agents.

        In order to comply with the securities laws of certain states, if applicable, the shares being offered hereby must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states such shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and there has been compliance thereof.

        We have advised the selling shareholder that the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of shares in the market and to the activities of the selling shareholder and its affiliates. In addition, we will make copies of this prospectus available to the selling shareholder and have informed it of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares offered hereby. The selling shareholder may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act of 1933.

        At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

        In connection with the 225,000 shares of common stock being offered for the account of Oralis.com, Inc., we have agreed to indemnify Oralis, and any person controlling it against certain liabilities, including liabilities under the Securities Act of 1933. Oralis has agreed to indemnify us and certain related persons against certain liabilities, including liabilities under the Securities Act of 1933. We have agreed with Oralis to keep the registration statement of which this prospectus constitutes a part effective until the earlier of the sale of all the shares or two years from the date of original issuance of the shares to Oralis.


                                  LEGAL MATTERS

        Certain legal matters with respect to the validity of the shares of common stock offered hereby are being passed upon for us by Cairncross & Hempelmann, P.S., Seattle, Washington. Cairncross & Hempelmann has not represented the selling shareholder in connection with such registration.


                                     EXPERTS

        The financial statements of the Company at March 31, 2001 and 2000 and for the years then ended appearing in this registration statement have been audited by Arthur Andersen LLP, independent accountants, as indicated in their report thereon appearing elsewhere herein, and are included in reliance upon the authority of such firm as experts in accounting and auditing in giving said reports.

                              FINANCIAL STATEMENTS



                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Shareholders of
Timeline, Inc.:

We have audited the accompanying consolidated balance sheets of Timeline, Inc. (a Washington corporation) and subsidiaries as of March 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Timeline, Inc. and subsidiaries as of March 31, 2001 and 2000, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.



                                        /s/ ARTHUR ANDERSEN LLP


Seattle, Washington,
June 12, 2001

                                 TIMELINE, INC.
              CONSOLIDATED BALANCE SHEETS - MARCH 31, 2001 AND 2000

                                     ASSETS


                                                                          2001               2000
                                                                      ------------       -----------
CURRENT ASSETS:
  Cash and cash equivalents                                           $         --       $ 1,470,703
  Marketable securities - trading                                           28,802         1,546,256
  Marketable securities - available for sale                             1,068,981         3,030,000
  Securities held for others                                                26,000           170,000
  Accounts receivable (including $0 and $8,345 from affiliates),
    net of allowance of $4,902 and $38,500                                 773,287           323,387
  Prepaid expenses and other                                               166,687            70,372
                                                                      ------------       -----------
               Total current assets                                      2,063,757         6,610,718

PROPERTY AND EQUIPMENT, net of accumulated
  depreciation of $871,576 and $1,794,311                                  167,841           266,073

CAPITALIZED SOFTWARE, net of accumulated
  amortization of $256,789 and $163,622                                    429,761           555,617

CAPITALIZED PATENTS, net of accumulated
  amortization of $15,069 and $7,429                                       157,015            99,582

INTANGIBLE ASSETS, net of accumulated
  amortization of $380,983 and $0                                        1,393,638                --

OTHER ASSETS                                                                   328             2,185
                                                                      ------------       -----------
               Total assets                                           $  4,212,340       $ 7,534,175
                                                                      ============       ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable                                                    $    441,377       $   303,885
  Accrued expenses                                                         520,248           487,921
  Deferred revenues                                                        533,145           372,000
  Current portion of obligations under capital leases                           --             4,309
                                                                      ------------       -----------
               Total current liabilities                                 1,494,770         1,168,115

               Total liabilities                                         1,494,770         1,168,115
                                                                      ------------       -----------

STOCKHOLDERS' EQUITY:
  Common stock, $.01 par value, 20,000,000 shares authorized,
    4,043,498 and 3,449,112 issued and outstanding                          40,385            34,492
  Additional paid-in capital                                            10,424,703         9,124,178
  Other comprehensive (expense) income                                    (410,451)        2,658,825
  Accumulated deficit                                                   (7,337,067)       (5,451,435)
                                                                      ------------       -----------
               Total stockholders' equity                                2,717,570         6,366,060
                                                                      ------------       -----------
               Total liabilities and stockholders' equity             $  4,212,340       $ 7,534,175
                                                                      ============       ===========


      The accompanying notes are an integral part of these balance sheets.

                                 TIMELINE, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                   FOR THE YEARS ENDED MARCH 31, 2001 AND 2000


                                                   2001              2000
                                               -----------       -----------
REVENUE
  Software license                             $ 1,466,148       $   727,477
  Other license                                  2,025,000         5,602,000
  Software development                              45,432            49,340
  Maintenance                                      733,983           833,361
  Consulting and other                             680,178           733,741
                                               -----------       -----------

        Total revenues                           4,950,741         7,945,919
                                               -----------       -----------

COST OF REVENUES                                 1,084,730         1,156,204
                                               -----------       -----------

        Gross profit                             3,866,011         6,789,715
                                               -----------       -----------

OPERATING EXPENSES:
  Sales and marketing                            1,336,373           617,435
  General and administrative                     2,624,279         2,364,998
  Research and development                       1,605,398         1,161,476
  Depreciation                                     161,251           182,274
  Amortization:  intangibles/goodwill              342,765                --
                                               -----------       -----------

        Total operating expenses                 6,070,066         4,326,183

        (Loss) income  from operations          (2,204,055)        2,463,532
                                               -----------       -----------

OTHER INCOME (EXPENSE):
  Gain on securities                               355,498           334,322
  Unrealized gain on trading securities                 --            56,828
  Interest expense and other                       (46,310)          (32,649)
  Interest income and other                          9,235           145,052
                                               -----------       -----------

        Total other income                         318,423           503,553
                                               -----------       -----------

        (Loss) income before income taxes       (1,885,632)        2,967,085

        Income tax provision                            --           (55,507)
                                               -----------       -----------

        Net (loss) income                      $(1,885,632)      $ 2,911,578
                                               ===========       ===========

Basic net (loss) income per common
  and common equivalent share                  $     (0.48)      $      0.89
                                               ===========       ===========

Diluted net (loss) income per common
  and common equivalent shares                 $     (0.48)      $      0.83
                                               ===========       ===========

Shares used in calculation of basic
  earnings per share                             3,900,400         3,274,673
                                               ===========       ===========

Shares used in calculation of
  diluted earnings per share                     3,900,400         3,524,273
                                               ===========       ===========


   The accompanying notes are an integral part of these financial statements.

                                 TIMELINE, INC.

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                   FOR THE YEARS ENDED MARCH 31, 2001 AND 2000


                                       Common Stock                                       Other
                                 ----------------------       Paid-in        ESOP     Comprehensive   Accumulated
                                   Shares       Amount        Capital       Shares        Income         Deficit         Total
                                 ----------    --------    ------------    ---------    -----------    -----------    -----------
BALANCE, March 31, 1999           3,191,368    $ 31,946    $  9,070,865    $(135,417)   $        --    $(8,363,013)   $   604,381

  Net income (loss)                      --          --              --           --             --      2,911,578      2,911,578
  Exercise of common stock
    options                         339,995       3,369         306,431           --             --             --        309,800
  Retirement of ESOP shares          (7,251)        (73)       (106,212)     135,417             --             --         29,132
  Stock based compensation               --          --         152,344           --             --             --        152,344
  Unrealized gain on available
    for sale securities                  --          --              --           --      2,658,825             --      2,658,825
  Repurchase of common stock        (75,000)       (750)       (299,250)          --             --             --       (300,000)
                                 ----------    --------    ------------    ---------    -----------    -----------    -----------

BALANCE, March 31, 2000           3,449,112    $ 34,492    $  9,124,178    $      --    $ 2,658,825    $(5,451,435)   $ 6,366,060

  Net income (loss)                      --          --              --           --             --     (1,885,632)    (1,885,632)
  Unrealized loss on available
    for sale securities                  --          --              --           --     (3,060,660)            --     (3,060,660)
  Equity consideration issued
    for acquisitions                548,814       5,488       1,289,681           --             --             --      1,295,169
  Exercise of common stock
    options                          40,572         405          10,844           --             --             --         11,249
  Foreign currency translation
    adjustment                           --          --              --           --         (8,616)            --         (8,616)
                                 ----------    --------    ------------    ---------    -----------    -----------    -----------

BALANCE, March 31, 2001           4,038,498    $ 40,385    $ 10,424,703    $      --    $  (410,451)   $(7,337,067)   $ 2,717,570
                                 ==========    ========    ============    =========    ===========    ===========    ===========


    The accompanying notes are an integral part of these financial statements

                                 TIMELINE, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                   FOR THE YEARS ENDED MARCH 31, 2001 AND 2000


                                                                                   2001            2000
                                                                                -----------     -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net (loss) income                                                             $(1,885,632)    $ 2,911,578
  Adjustments to reconcile net (loss) income to
    net cash used in operating activities:
    Depreciation and amortization                                                   701,392         576,328
    Loss on disposal of property and equipment                                      (18,905)          8,846
    Loss on sale of securities                                                     (355,498)             --
    Non-cash compensation expense                                                        --         152,344
    Marketable equity securities received as consideration                       (1,425,000)       (392,000)
    ESOP contribution compensation expense                                               --          29,132
    Changes in operating assets and liabilities, net of businesses acquired:
      Accounts receivable                                                            56,453         111,279
      Prepaid expenses and other                                                    (95,363)        (12,968)
      Accounts payable                                                             (669,062)        161,398
      Accrued expenses and other                                                    (82,225)        (37,204)
      Deferred revenues                                                             155,645         (46,827)
      Other noncurrent assets                                                        25,561              --
                                                                                -----------     -----------
         Net cash (used in) provided by operating activities                     (3,592,634)      3,461,906
                                                                                -----------     -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Cash acquired in acquisitions                                                      29,056              --
  Purchase of property and equipment                                                (28,640)        (79,172)
  Proceeds from sale of property and equipment                                       22,075              --
  Investment in capitalized software and development costs                         (240,246)       (301,915)
  Purchase of short-term investments                                             (1,017,325)     (2,483,697)
  Proceeds from sale of short-term investments                                    3,359,637         788,265
  Proceeds from (issuance of) note receivable                                          (952)         13,051
                                                                                -----------     -----------
      Net cash provided by (used in) investing activities                         2,123,605      (2,063,468)
                                                                                -----------     -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments on capital lease obligations                                              (4,309)        (10,705)
  Borrowings under line of credit                                                        --         287,012
  Repayments under line of credit                                                        --        (310,717)
  Payments on notes payable                                                              --        (132,578)
  Retirement of shares/treasury stock                                                    --        (130,000)
  Sales of common stock and exercise of stock options                                11,251         309,800
                                                                                -----------     -----------
      Net cash (used in) provided by financing activities                             6,942          12,812
                                                                                -----------     -----------

EFFECT OF FOREIGN EXCHANGE RATE FLUCTUATIONS                                         (8,616)             --

NET CHANGE IN CASH AND CASH EQUIVALENTS                                          (1,470,703)      1,411,250

CASH AND CASH EQUIVALENTS, beginning of period                                    1,470,703          59,453
                                                                                -----------     -----------

CASH AND CASH EQUIVALENTS, end of period                                        $        --     $ 1,470,703
                                                                                ===========     ===========

SUPPLEMENTAL CASH AND NONCASH DISCLOSURES:
  Cash paid for interest                                                        $    16,340     $    28,708
Non-cash transactions:
  Equity consideration issued for acquisitions                                    1,295,169              --
  Unrealized (loss) gain on available for sale securities                        (3,060,660)      2,658,825
  Offset of accounts receivable for capitalized software                                 --         125,000
  Retirement of unallocated ESOP shares                                                  --         104,167
  Repurchase of common stock for restricted investment                                   --         170,000


   The accompanying notes are an integral part of these financial statements.

                          NOTES TO FINANCIAL STATEMENTS

                                 MARCH 31, 2001


1. THE COMPANY:

Organization

The accompanying consolidated financial statements are for Timeline, Inc. and subsidiaries (the Company). The Company, which is headquartered in Seattle, Washington and has operations in the United Kingdom, develops, markets and supports enterprise-wide financial management, budgeting and reporting software and event-based notification, application integration and process automation systems. Timeline's software products automatically access and distribute business information with full accounting control.

Operations

The Company has historically suffered recurring operating losses and negative cash flows from operations. As of March 31, 2001, the Company had an excess of current assets over current liabilities of $568,987 and had an accumulated deficit of $7,337,067, with total stockholders' equity of $2,717,570. These financial statements have been prepared in accordance with accounting principles generally accepted in the United States and assuming that the Company will continue as a going concern. Management believes that current cash and cash equivalent balances, along with the ability to sell marketable securities, and any net cash provided by operations, will provide adequate resources to fund operations at least until March 31, 2002. Management has contingency plans which will enable the Company to continue to operate as a going concern if actual results differ materially from the Company's financial projections.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Basis of Presentation

All subsidiaries of the Company are wholly-owned. The accompanying consolidated financial statements include the accounts and operations of these subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities. Actual results could differ from these estimates. Other significant accounting policies are summarized in the following paragraphs.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a purchased maturity of three months or less to be cash equivalents. Cash equivalents are valued at cost, which approximates fair value, due to the short-term nature of these investments.

Marketable Securities - Trading

Marketable securities consist of both equities and debt instruments, which are under the management of investment brokers. The Company actively buys and sells individual securities in this account and has classified these securities as Trading under the provisions of Statement of Financial Accounting Standards 115. Consistent with the provisions of that statement, the Company has recorded these investments at their fair market value in the accompanying balance sheet. Realized and unrealized gains and losses on these securities are included in the accompanying statements of operations.

Marketable Securities - Available for Sale

In September 1999, the Company settled a patent infringement lawsuit filed against Broadbase Software, Inc. (Broadbase). As part of the settlement, the Company licensed certain patented technology to Broadbase in exchange for cash of $210,000 and 80,000 shares of Broadbase common stock with a fair market value of $392,000 at the date of the settlement. The Company was subject to restrictions on the sale of these securities for a period of one year from the date that they were received. These restrictions lapsed in September 2000.

In March 2000, the Company entered into an agreement with two shareholders to reacquire 75,000 shares of its outstanding common stock. In exchange, the shareholders were entitled to receive 4,250 shares of Broadbase common stock after the transfer restrictions lapsed in September 2000. The shareholders also received a cash payment of $130,000 at the date of this agreement. In connection with this transaction, the Company recognized the unrealized gain of $149,175 on these shares at March 31, 2000. That amount was included as a gain on securities in the March 31, 2000 annual statement of operations. The Company also recorded a liability equal to the fair value of the shares to be transferred at the date of that agreement. As of March 31, 2001, the Company had transferred ownership of 3,600 shares under this agreement. The remaining shares are recorded in the accompanying balance sheet at their fair market value on the date of this agreement of $26,000, with an offsetting liability for the same amount that is a component of accrued expenses. Broadbase completed a two-for-one stock split on April 10, 2000. All per share amounts have been adjusted to reflect this stock split.

In December 2000, the Company settled a patent infringement lawsuit filed against Sagent Technology, Inc. (Sagent). As part of the settlement, the Company licensed certain patented technology to Sagent in exchange for $600,000 and 600,000 shares of Sagent common stock with a fair market value of $1,425,000 at the date of the settlement. There are no restrictions on the sale of these securities beyond the effectiveness of a registration statement to be filed by Sagent.

The total value of noncommitted Broadbase and Sagent common stock was $1,068,981 at March 31, 2001. The Company has accounted for these shares as available for sale securities as required under SFAS 115. Accordingly, these securities are stated at fair market value and the unrealized gain on these securities of $401,835 at March 31, 2001, is recorded as a component of other comprehensive income in the accompanying balance sheet.

Property and Equipment

Property and equipment are stated at historical cost. Improvements and replacements are capitalized. Maintenance and repairs are expensed when incurred. The provision for depreciation is determined by the straight-line method, which allocates the cost of property and equipment additions, including capital leases, over the shorter of the lease period or their estimated useful lives of three to seven years.

Capitalized Software Costs and Research and Development Costs

The Company capitalizes certain internally generated software development costs, which consist primarily of salaries, in accordance with Statement of Financial Accounting Standards No. 86. Amounts capitalized relate to software development costs incurred after the technological feasibility of a product line has been established. Amortization is recognized using the straight-line method over the products' estimated economic life of three years. Amortization starts when the product is available for general release to customers. During fiscal 2001 and 2000, the Company capitalized $136,595 and $426,915, respectively, of software development costs. The fiscal 2000 amount includes $125,000 of software that was acquired in a non-cash exchange for the offset of accounts receivable from a related party (see Note 12). Amortization expense for fiscal 2001 and 2000 was $205,026 and $400,225, respectively. This amortization is included in cost of revenues in the accompanying statements of operations.

All research and development costs are expensed as incurred.

Intangible Assets

Intangible assets consist primarily of acquired technology, customer lists, skilled workforce and goodwill related to acquisitions accounted for under the purchase method of accounting. Amortization of these purchased intangibles is provided on the straight-line basis over the respective useful lives of the assets, primarily three years. The Company identifies and records impairment losses on intangible and other assets when events and circumstances indicate that such assets might be impaired. The Company considers factors such as significant changes in the regulatory or business climate and projected future cash flows from the respective asset. Impairment losses are measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset.

Revenue Recognition

Revenue from software licenses is recognized upon shipment, provided no significant vendor obligations remain and collection of the resulting receivable is deemed probable. Software licenses sold for which there are still significant vendor obligations or right of return, are recorded as deferred revenue and are recognized as revenue upon the fulfillment of the obligation or lapse of the return period. Software licenses typically include a three-month warranty period. The revenues attributable to the warranty are recognized ratably over the warranty period.

The Company periodically enters into licenses for its patented technology. These patent licenses typically result from the settlement of patent infringement lawsuits that are brought by the Company. Revenues received from these patent licenses are classified as Other License revenue in the accompanying consolidated statements of operations.

The Company enters into post-contract customer-support maintenance agreements, which are renewable annually. Revenue from these maintenance agreements is recognized ratably over the maintenance period.

The Company also enters into separately priced consulting agreements with its customers to provide installation, training and other consulting services. These agreements are generally priced on a time and materials basis and revenues are recognized as the services are performed. The nature of the services does not significantly alter the licensed software.

Net (Loss) Income per Common Share

The Company adopted Statement of Financial Accounting Standard No. 128, "Earnings per Share," effective December 15, 1998. Basic net (loss) income per share is the net (loss) income divided by the average number of shares outstanding during the year. Diluted net (loss) income per share is calculated as the net (loss) income divided by the sum of the average number of shares outstanding during the year plus the net additional shares that would have been issued had all dilutive options been exercised, less shares that would be repurchased with the proceeds from such exercise. During fiscal year 2001, the effect of including outstanding options is antidilutive, therefore, options have been excluded from the calculation of diluted net loss per share.

The computation of diluted net (loss) income per common and common equivalent share is as follows at March 31:

                                                                         2001              2000
                                                                      -----------       -----------
Net (loss) income                                                     $(1,885,632)      $ 2,911,578
Weighted average common shares outstanding                              3,900,400         3,274,668
Plus:  dilutive options and warrants                                           --           577,926
Less:  shares assumed repurchased with proceeds from exercise                  --          (328,326)
                                                                      -----------       -----------

Weighted average common and common equivalent shares outstanding        3,900,400         3,524,268
                                                                      -----------       -----------

Diluted net (loss) income per common and common equivalent share      $     (0.48)      $       .83
                                                                      ===========       ===========

The calculation of diluted net (loss) income per common and common equivalent share does not include 701,842 and 41,025 options and warrants in 2001 and 2000, respectively, as they are antidilutive.

Reclassifications

Certain reclassifications have been made to the 2000 financial statements to conform them to the current year's presentation.

3.  MAJOR CUSTOMERS:

During fiscal 2001, one customer comprised approximately 41% of the Company's total revenue. During 2000, a different customer comprised approximately 63% of the Company's total revenue. At March 31, 2001, approximately 25% of the accounts receivable balance was due from the Company's two largest customers. At March 31, 2000, approximately 34% of the accounts receivable balance was due from the Company's two largest customers, which were different than the two customers in 2001.

4.  PROPERTY AND EQUIPMENT:

Property and equipment consists of the following at March 31:

                                                                               2001              2000
                                                                           -----------       -----------
        Computer equipment                                                 $   832,440       $ 1,625,052
        Office equipment                                                       206,977           435,332
                                                                           -----------       -----------

                                                                             1,039,417         2,060,384
        Less-- accumulated depreciation                                       (871,576)       (1,794,311)
                                                                           -----------       -----------

        Total property and equipment, net of accumulated depreciation      $   167,841       $   266,073
                                                                           ===========       ===========

5.  Accrued Expenses:

Accrued expenses consists of the following:

                                                                               2001              2000
                                                                           -----------       -----------
        Compensation and benefits                                          $   366,321       $   211,851
        Securities held for others                                              26,000           170,000
        Other                                                                  127,927           106,070
                                                                           -----------       -----------
           Total accrued expenses                                          $   520,248       $   487,921
                                                                           ===========       ===========


6.  ACQUISITIONS:

Effective June 30, 2000, the Company acquired Analyst Financials Limited (Analyst Financials). The total purchase consideration for this acquisition was $1,862,419 and consisted of 303,814 shares of Timeline common stock with a total fair market value of $797,525, cash of $20,000 and the assumption of certain liabilities.

In connection with the Analyst Financials Acquisition, assets acquired and liabilities assumed were allocated based on estimated fair values of assets and settlement amounts of liabilities as follows:

        Cash                                                $    29,056
        Accounts receivable                                     496,603
        Property and equipment                                   23,570
        Intangible assets                                     1,032,993
        Accounts payable                                       (700,708)
        Accrued expenses                                        (63,989)
                                                            -----------
                Net assets acquired                         $   817,525
                                                            ===========

On December 4, 2000, the Company acquired WorkWise Software Inc. (WorkWise). The total purchase consideration for this acquisition was $587,144 and consisted of 245,000 shares of Timeline common stock (225,000 shares issued to Oralis.com and 20,000 shares issued to certain WorkWise employees who joined the Company) with a total fair market value of $497,644, cash paid for transaction costs of approximately $80,000 and the assumption of certain liabilities.

In connection with the WorkWise Acquisition, assets acquired and liabilities assumed were allocated based on estimated fair values of assets and settlement amounts of liabilities as follows:

        Accounts receivable                                   $   9,750
        Property and equipment                                    7,000
        Intangible assets                                       570,394
        Accounts payable                                         (4,000)
        Accrued expenses                                         (5,500)
                                                              ---------
                Net assets acquired                           $ 577,644
                                                              =========

Intangible assets acquired in these acquisitions consisted primarily of software source code, customer contracts, skilled workforce and goodwill. These intangible assets are being amortized on a straight-line basis over their estimated useful lives of up to three years.

The following table summarizes the pro forma results of the Company's operations for the years ended March 31, 2001 and 2000 assuming that the acquisitions discussed above had occurred as of the beginning of each year. The pro forma results are presented for the purposes of additional analysis only and do not purport to present the results of operations that would have occurred for the periods presented or that may occur in the future.

                                                          (Unaudited)

                                                      Years Ended March 31,
                                                 -----------------------------
                                                     2001              2000
                                                 -----------       -----------
        Revenue                                  $ 5,838,580       $11,881,381
        Net (loss) income                         (2,826,148)        1,445,484
        Diluted net (loss) income per share            (0.68)             0.35

7. FEDERAL INCOME TAXES:

Federal income taxes are determined using an asset and liability approach.

The Company has determined that the deferred tax assets do not satisfy the recognition criteria set forth in SFAS No. 109. Accordingly, a valuation allowance has been recorded against the applicable deferred tax assets and therefore no tax benefit has been recorded in the accompanying statement of operations. The Company's deferred tax assets (liabilities) as of March 31 are as follows:

                                                     2001              2000
                                                 -----------       -----------
        Net operating loss carryforward          $ 2,357,000       $ 1,042,000
        Research and experimentation credit          800,000           800,000
        Deferred revenues                             79,000           126,000
        Capitalized software costs                  (233,000)         (223,000)
        Other                                         44,000            45,000
                                                 -----------       -----------

                                                   3,047,000         1,790,000

        Less - valuation allowance                (3,047,000)       (1,790,000)
                                                 -----------       -----------

             Net deferred tax assets             $        --       $        --
                                                 ===========       ===========

The net operating loss carryforwards of approximately $6,932,000 and research and experimentation credit carryforwards expire through 2019.

The valuation allowance increased by $1,257,000 during the year ended March 31, 2001 and decreased by $1,016,000 during 2000.

In connection with the initial public offering, the Company experienced a significant change in ownership, which limits the amount of previously generated net operating loss carryforwards and research and experimentation credits of $1,753,000 and $221,000, respectively, which may be used in any given year to approximately $300,000.

The provisions for income taxes are as follows:

                                                   2001            2000
                                                 -------         -------
        Current                                  $    --         $55,507
        Deferred                                      --              --
                                                 -------         -------

              Total provision                    $    --         $55,507
                                                 =======         =======

Reconciliation of the United States statutory rate to the effective tax rates follows:

                                                                     2001       2000
                                                                    ------     -----
        Federal income tax (benefit) expense at U.S.
           statutory rates                                          (34.0)%    34.0 %
        Non-deductible expenses                                       0.7 %     0.2 %
        Alternative Minimum Taxes                                      -- %     1.9 %
        (Decrease) Increase in deferred tax valuation allowance      33.3 %   (34.2)%
                                                                    -----     -----
        Provision for income taxes                                     -- %     1.9 %
                                                                    =====     =====


8. 401(k) SAVINGS AND PROFIT SHARING PLAN:

All employees of the Company over 21 years of age have the option of participating in a company-sponsored 401(k) savings and profit sharing plan. Employees can contribute up to 20% of their gross pay subject to statutory maximums. At its discretion, the Company may make contributions to the plan based on a percentage of participants' contributions. Employer contributions vest over a period of six years. The Company made contributions of $19,272 and $17,424 to the plan during the years ended March 31, 2001 and 2000, respectively.

9. EMPLOYEE STOCK OWNERSHIP PLAN

During March 1996, the Company established an Employee Stock Ownership Plan
(ESOP) that covers substantially all U.S. employees. The Company registered and sold 95,200 shares of common stock to the ESOP. Financing for the purchase was provided by a $500,000 bank loan which was a direct obligation of the Company's Employee Stock Ownership Trust (the Trust) and was secured by a pledge of the shares purchased and was guaranteed by the Company and the chief executive officer. This loan was repaid in full during fiscal 2000.

During fiscal 2000, the Company applied $104,167 to the ESOP in payment of the loan. As a result, 19,657 shares of its common stock were issued to the Trust and allocated to employees, and 7,251 shares of its common stock were retired. In addition, the Company made matching and discretionary contributions totaling $105,600 and $100,000 to the ESOP during fiscal 2001 and 2000, respectively.

10. COMMITMENTS AND CONTINGENCIES:

Litigation

In July 1999, the Company was served a complaint by Microsoft Corporation in the Superior Court of Washington for King County alleging breach of contract regarding a Patent License Agreement signed by both companies in June 1999. In December 2000, the Court issued a Memorandum Decision and Final Judgment in January 2001 in the lawsuit holding the language of the agreement would support Microsoft's right to sublicense its customers to use Microsoft's SQL Server by adding code or software products to it so long as the added code or software does not itself independently infringe Timeline's patent. The Company has filed an appeal in the Washington State Court of Appeals. No hearing date has been set.

In July 2000, the Company filed a lawsuit against Oracle Corporation seeking monetary damages and injunctive relief. The Company's claims were based on Oracle's alleged introduction of elements in its product family that utilize technology similar to the Company's patented technology licensed to Microsoft. On June 12, 2001, the Company settled this lawsuit. As part of the settlement, the Company licensed certain patented technology to Oracle in exchange for cash and certain other consideration.

From time to time, the Company may pursue litigation against other third parties to enforce or protect its rights under this patent or its intellectual property rights generally.

Leases

The Company has entered into noncancelable lease agreements involving equipment and office space. The following is a schedule of future minimum lease payments under these leases as of March 31, 2001:

    Fiscal Year ending March 31,
               2002                                 $ 459,651
               2003                                   397,195
               2004                                   385,001
               2005                                    31,178
                                                    ---------

                   Total minimum lease payments    $1,273,025
                                                   ==========

Rent expense amounted to $261,969 and $241,269 for the years ended March 31, 2001 and 2000, respectively.

11. STOCKHOLDERS' EQUITY:

Stock Options and Warrants

The Company has two plans: The 1994 Stock Option Plan (the "1994 Plan") and the Directors' Nonqualified Stock Option Plan (the "Directors' Plan"). An aggregate of 475,000 shares of common stock are collectively reserved for issuance upon exercise of options granted to the Company's employees, directors and consultants under the 1994 Plan and the Directors' Plan (collectively, the "Stock Option Plans") and 66,875 shares are available for grant as of March 31, 2001. The exercise price of any options to be granted is typically equal to or greater than the fair market value of the common stock at the date of grant. The Company also has a 1993 Stock Option Plan (the "Old Plan"). A total of 132,000 shares of common stock have been reserved for issuance under the Old Plan. At March 31, 2001, the Company had granted options to purchase 240,629 shares of common stock, including those described in the following paragraphs, which are not part of these option plans. As of March 31, 2001, no further option grants are available under the Old Plan. Options under these plans generally vest ratably over three or four-year periods. The term of the options is for a period of 10 years or less. Options automatically expire 90 days after termination of employment.

In November 1997, the Company granted a performance-based stock option to the President/CEO to purchase 75,000 shares of common stock at an exercise price of $1.00 per share. One half of the shares under this option vested when the Company's common stock closed trading at a price of $2.00 per share for a period of 10 consecutive days, and the remaining one-half of the shares under this option vested when the Company's common stock closed trading at a price of $3.00 per share for a period of 10 consecutive days. These options vested in full during fiscal 2000, and the Company recognized a total of $152,344 in non-cash compensation expense, which is included as a component of general and administrative expenses in the accompanying statement of operations.

In February 1999, the Company granted a second performance-based stock option to the President/CEO to purchase 50,000 shares of common stock at an exercise price of $1.00 per share. This option will vest in full when the Company's common stock closes trading at a price of $5.00 or more per share for a period of 10 consecutive days. In any event, this option will vest, if not otherwise vested, seven years from the date of grant provided that this individual is then employed by the Company. This option had not vested as of March 31, 2001.

In November 1999, the Company granted a third performance-based stock option to the President/CEO to purchase 50,000 shares of common stock at an exercise price of $1.875 per share. This option will vest in full when the Company's common stock closes trading at a price of $5.00 or more per share for a period of 10 consecutive days. In any event, this option will vest, if not otherwise vested, seven years from the date of grant provided that this individual is then employed by the Company. This option had not vested as of March 31, 2001.

In January 2001, the Company granted a fourth performance-based stock option under the 1994 Stock Option Plan to the President/CEO to purchase 25,000 shares of common stock at an exercise price of $1.156 per share. This option will vest in full when the Company's common stock closes trading at a price of $7.50 or more per share for a period of 10 consecutive days. In any event, this option will vest, if not otherwise vested, seven years from the date of grant provided that this individual is then employed by the Company. This option had not vested as of March 31, 2001.

Options outstanding as of each period are as follows:

                                                                    Weighted
                                                 Number of          Average
                                                  Options       Exercise Price
                                                 ---------      --------------
        Balance, March 31, 1999                   607,911            $1.50
           Granted                                108,500             1.41
           Exercised                              (39,322)             .23
           Canceled                               (60,275)            2.72
                                                  -------            -----

        Balance, March 31, 2000                   616,814            $1.46
           Granted                                102,500             1.94
           Exercised                              (40,572)             .28
           Canceled                               (18,900)            1.98
                                                  -------            -----

        Balance, March 31, 2001                   659,842            $1.53
                                                  =======            =====

The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123). Accordingly, no compensation cost has been recognized for stock options issued at market value on the date of grant. Had compensation cost for the Company's stock option plans been determined based on the fair value of the options at the grant date for awards in 2001 and 2000, consistent with the provisions of SFAS No. 123, the Company's net income (loss) and net income
(loss) per common share would have been equal to the pro forma amounts indicated below:

                                                  2001               2000
                                             -------------       -------------
        Net (loss) income - as reported      $  (1,885,632)      $   2,911,578
        Net (loss) income - pro forma           (1,973,435)          2,831,799

        Basic net (loss) income per
          common share - as reported                  (.48)                .89
        Basic net (loss) income per
          common share - pro forma                    (.51)                .86
        Diluted net (loss) income per
          common share - as reported                  (.48)                .83
        Diluted net (loss) income per
          common share - pro forma                    (.51)                .80

The fair value of each option grant is established on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants during 2001 and 2000: zero dividend yield; expected volatility of 98% and 97%, respectively; risk-free interest rates varying by grant date between 6.00% and 6.38%; and expected lives of five years. The weighted-average grant date fair value of options granted during fiscal 2001 and 2000, was $1.49 and $.99, respectively.

In connection with its initial public offering, the Company issued warrants to purchase 1,000,000 shares of common stock for $6.25 per share, subject to adjustment. These warrants expired on January 18, 2000.

In March 1998, the Company sold warrants to purchase 300,000 shares of common stock at an exercise price of $1.00 per share. These warrants were sold for $100,000 in connection with a software development agreement. In February 2000, these warrants were exercised in full.

In September 1998 and March 1999, the Company issued warrants to purchase 21,000 and 21,000 shares of common stock, respectively, with an exercise price of $1.00 per share, to outside consultants in exchange for services rendered. These warrants have a term of 5 years.

Information relating to stock options outstanding and stock options exercisable at March 31, 2001 is as follows:

                                         Options Outstanding              Options Exercisable
                                  -----------------------------------    ----------------------
                                                  Weighted   Weighted                  Weighted
                                                  Average    Average                   Average
                                    Number       Remaining   Exercise      Number      Exercise
   Range of Exercise Prices       of Shares    Life in Years   Price     of Shares       Price
--------------------------------  ---------    ------------- --------    ---------     --------
$1.00-$2.88.....................   588,104          8.3        $1.33      313,854        $1.21
$3.57-$6.75.....................    71,738          4.1         3.70       71,738         3.70
                                   -------          ---        -----      -------        -----
Totals                             659,842          7.9        $1.53      385,592        $1.67
                                   -------          ---        -----      -------        -----

12.  RELATED PARTY TRANSACTIONS:

The Company's transactions with related parties are as follows:

Analyst Financials

In July 1997, the Company sold a majority interest in its then wholly-owned subsidiary, Timeline Europe Ltd. This entity was subsequently re-named Analyst Financials Limited (Analyst Financials). In connection with this sale, the Company and Analyst Financials executed a Distributorship Agreement and Source Code License which allowed Analyst Financials to distribute, enhance and maintain certain Timeline, Inc. software products in exchange for licensing fees and maintenance fees payable to the Company. The Company recorded revenues under this agreement of $226,207 in fiscal 2000.

In September 1999, the Company purchased certain software source code from Analyst Financials. Timeline paid Analyst Financials $85,000 in cash and offset a receivable from Analyst Financials in the amount of $125,000. The offset of this receivable has been included as a non-cash transaction in the accompanying statement of cash flows. On June 30, 2000 the Company acquired the remaining equity of Analyst Financials (see Note 6).

Stock Exchange

In March 2000, the Company entered into an agreement with two shareholders to reacquire 75,000 shares of its outstanding common stock. In exchange, the shareholders received 4,250 shares of Broadbase Software, Inc. common stock after the transfer restrictions for that stock lapsed in September 2000. The shareholders also received a cash payment of $130,000 at the date of this agreement. As part of this transaction, the Company recognized the unrealized gain on the 4,250 shares of Broadbase common stock of $149,175. This amount is included as a component of the gain on sale of securities in the accompanying statement of operations for fiscal 2000.

Infinium

In March 1998, in connection with a software development agreement, Infinium Software, Inc. (Infinium) purchased, non-tradable warrants to acquire up to 300,000 shares of the Company's common stock. In February 2000, Infinium exercised this warrant in full. Infinium also distributes the Company's software under a standard distribution agreement. The Company earned revenues of approximately $232,000 and $239,000 under this agreement in 2001 and 2000, respectively.

13. SUBSEQUENT EVENT:

In May 2001, three of the Company's directors loaned the Company a total of $172,580 to fund operations. These loans bear interest at 12% per annum. Principal and interest under these loans are due in full either 60 or 90 days from the execution of the loan, depending on the loan agreement.

NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATES AS TO WHICH INFORMATION IS GIVEN IN THIS PROSPECTUS.

                                ----------------

             TABLE OF CONTENTS


                                      Page
                                      ----
Available Information.................
Prospectus Summary....................
Risk Factors..........................
Use of Proceeds.......................
Selling Shareholder...................
Dividend Policy.......................
Management's Discussion and Analysis..
Business..............................
Management............................
Certain Relationships and Related
    Transactions......................
Principal Shareholders................
Description of Securities.............
Market for Common Equity and
    Related Shareholder Matters.......
Plan of Distribution..................
Legal Matters.........................
Experts...............................
Index to Financial Statements.........

                                ----------------

UNTIL ________, 2001, ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF THE DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.







                                 225,000 SHARES


                                 TIMELINE, INC.


                                  COMMON STOCK












                                ----------------

                                   PROSPECTUS

                                ----------------















                                  June __,2001

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24:  INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Section 23B.08.320 of the Washington Business Corporation Act (the "WBCA") authorizes a corporation to limit a director's liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, self dealing or illegal corporate loans or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. The Company's Articles of Incorporation, as amended (the "Articles"), contain provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director's liability to the Company and its shareholders. Any amendment or repeal of such provisions may not adversely affect any right or protection of a director of the Company for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

        Sections 23B.08.500 through 23B.08.600 of the WBCA authorize a court to award, or a corporation's board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933, as amended. Under the WBCA, a corporation has the power to indemnify a director or officer made a party to a proceeding, or advance or reimburse expenses incurred in a proceeding, under any circumstances, except that no such indemnification shall be allowed on account of: (i) acts or omissions of a director or officer finally adjudged to be intentional misconduct or a knowing violation of the law; (ii) conduct of a director or officer finally adjudged to be an unlawful distribution; or (iii) any transaction with respect to which it was finally adjudged that such director or officer personally received a benefit in money, property or services to which the director or officer was not legally entitled. Article 9 of the Company's Articles provides for indemnification of the Company's directors and officers, including those who serve at the request of the Company as trustees with respect to employee benefit plans, to the maximum extent permitted by Washington law.

        Directors and officers of the Company are covered by insurance (with certain exceptions and limitations) which indemnifies them against losses and liabilities arising from certain alleged "wrongful acts," including alleged errors or misstatements or misleading statements, or certain other alleged wrongful acts or omissions constituting neglect or breach of duty.


ITEM 25:  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following is an itemized statement of the estimated cost and expenses payable by the Company in connection with the sale of the common stock offered hereby:

        Securities and Exchange Commission filing fee ..   $    43.59
        Accounting fees and expenses ...................   $ 8,000.00
        Legal fees and expenses ........................   $20,000.00
        Miscellaneous expenses .........................   $ 2,500.00
                                                           ----------
            Total ......................................   $30,543.59
                                                           ==========


ITEM 26:  RECENT SALES OF UNREGISTERED SECURITIES

        Effective June 30, 2000, Timeline acquired all of the outstanding equity of Analyst Financials Limited, the European distributor for its products, and effective December 4, 2000, Timeline acquired all of the outstanding equity of WorkWise Software, Inc. Upon completion of these transactions, Analyst Financials and WorkWise became wholly-owned subsidiaries of Timeline. Timeline completed both transactions on a stock-for-stock basis and issued 303,814 shares of its common stock to certain shareholders of Analyst Financials, and 225,000 shares of its common stock the sole shareholder of WorkWise. In connection with the WorkWise acquisition, Timeline agreed to issue up to an aggregate of 25,000 shares of Timeline stock to certain employees of WorkWise who continued as employees with Timeline.

ITEM 27:  EXHIBITS


    Exhibit
     Number                                        Description
-----------------  -----------------------------------------------------------------------------------
   3.1(1)          Articles of Incorporation, as amended and in effect
   3.2(1)          Bylaws
   4.1(1)          Specimen Common Stock Certificate
   5.1             Opinion of Cairncross & Hempelmann, P.S.
  10.1.A(1)        Amended and Restated 1993 Stock Option Plan
  10.1.B(1)        Form of Employee Stock Option Agreement
  10.2(1)          1994 Stock Option Plan
  10.3(1)          Directors' Nonqualified Stock Option Plan
  10.4(2)          Employee Stock Ownership Plan
  10.5(1)          Common Stock Purchase Warrants issued in consideration of loans or loan guarantees:
  10.5A(1)            Warrant issued July 31, 1994 to Frederick W. Dean
  10.5B(1)            Warrant issued July 31, 1994 to Charles R. Osenbaugh
  10.5C(1)            Warrant issued July 31, 1994 to John W. Calahan
  10.6(1)          Form of Indemnification Agreement with directors and officers
  10.7(1)          Form of Employee (Confidentiality) Agreement
  10.8(1)          Form of License Agreement for Computer Application Software client/server)
  10.9(1)          Form of License Agreement for Computer Application Software (VAX-based)
  10.10(1)         Form of Basic Service for Software Agreement
  10.11            Form of Distributorship Agreement
  10.12(1)         Solution Provider Agreement with Microsoft Corporation dated September 23, 1994
  10.13A(4)        Lease Agreement dated September 8, 1995, as amended, with G&W Investment Partners
  10.13B(5)        Amendment to Lease Agreement dated March 20, 1999, with G&W Investment Partners
  10.13C(6)        Amendment to Lease Agreement dated March 10, 2000 with MONY Life Insurance Company
  10.14(3)         Form of Consulting Partners Agreement
  10.15(5)         Patent License Agreement with Microsoft
  10.16            Patent License Agreement with Oracle Corporation
  10.17(7)         Share Purchase Agreement, dated as of June 29, 2000, by and among Timeline, Inc. and each of the other shareholders of Analyst Financials Limited.
  10.18(8)         Stock Purchase Agreement, dated as of December 4, 2000, by and among Timeline, Inc.
                   and Oralis.com, Inc.
  10.19            Form of WorkWise Reseller Marketing Agreement
  21.1             Subsidiaries of Timeline, Inc
  23.1             Consent of Independent Public Accountants
  23.2             Consent of Cairncross & Hempelmann, P.S. (included in Exhibit 5.1)
  24.1             Power of Attorney (included on signature page)


----------------
(1) Incorporated herein by reference from Item 27 of Company's Registration Statement on Form SB-2 filed on October 18, 1994.

(2) Incorporated herein by reference from the Company's Registration Statement on Form S-8 filed on March 11, 1996.

(3) Incorporated herein by reference from Item 13 of Company's Form 10-KSB for the year ended March 31, 1995.

(4) Incorporated herein by reference from Item 13 of Company's Form 10-KSB for the year ended March 31, 1997.

(5) Incorporated herein by reference from Item 13 of Company's Form 10-KSB for the year ended March 31, 1999.

(6) Incorporated herein by reference from Item 13 of Company's Form 10-KSB for the year ended March 31, 2000.

(7) Incorporated herein by reference from Item 7 of the Company's Form 8-K filed on August 2, 2000.

(8) Incorporated herein by reference from Item 7 of the Company's Form 8-K filed on December 4, 2000, as amended by Form 8-K/A filed on February 20, 2001.

ITEM 28: UNDERTAKINGS

        The Company hereby undertakes to file with the Commission, during any period in which it offers or sells securities in reliance upon Rule 415 of the Securities Act, a post-effective amendment to this Registration Statement. Such post-effective amendment shall: (1) include any prospectus required under
Section 10(a)(3) of the Securities Act; (2) reflect in such prospectus any facts or events that exist which, individually or together, represent a fundamental change in the information contained in the registration statement; provided, however, that notwithstanding the foregoing, any increase or decrease in volume of the securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (3) include any additional or changed material information on the plan of distribution. In addition, the Company hereby undertakes to file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

        For determining any liability under the Securities Act, the Company hereby undertakes to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


        In accordance with the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, State of Washington, on June 13, 2001.



                                 TIMELINE, INC.



                                           /s/ Charles R. Osenbaugh
                                 ---------------------------------------------
                                 Charles R. Osenbaugh, Chief Executive Officer


                                POWER OF ATTORNEY

        Each person whose signature appears below hereby constitutes and appoints Charles R. Osenbaugh as his attorney-in-fact, with full power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

        In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 13, 2001.



                                                   /s/ Charles R. Osenbaugh
                                            ------------------------------------
                                            Charles R. Osenbaugh
                                            President, Chief Executive Officer,
                                            Chief Financial Officer and Director
                                            (principal executive officer,
                                            principal financial and accounting
                                            officer)


                                                   /s/ Frederick W. Dean
                                            ------------------------------------
                                            Frederick W. Dean
                                            Director, Executive Vice President


                                                   /s/ Donald K. Babcock
                                            ------------------------------------
                                            Donald K. Babcock
                                            Director


                                                   /s/ Kent L. Johnson
                                            ------------------------------------
                                            Kent L. Johnson
                                            Director


                                                   /s/ Terry Harvey
                                            ------------------------------------
                                            Terry Harvey
                                            Director